UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN CONSENT STATEMENT

SCHEDULE 14A INFORMATION

Consent Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

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☐	Soliciting Material Under Rule 14a-12

PROGENICS PHARMACEUTICALS, INC.
(Name of Registrant as Specified in Its Charter)

VELAN CAPITAL, L.P.
ALTIVA MANAGEMENT INC.
BALAJI VENKATARAMAN
VIRINDER NOHRIA
LTE PARTNERS, LLC
LTE MANAGEMENT, LLC
MELKONIAN CAPITAL MANAGEMENT, LLC
RYAN MELKONIAN
TERENCE COOKE
DEEPAK SARPANGAL
GéRARD BER
ERIC ENDE
ANN MACDOUGALL
HEINZ MäUSLI
DAVID MIMS

(Name of Persons(s) Filing Consent Statement, if Other Than the Registrant)

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VELAN CAPITAL, L.P.

October 7, 2019

Wholesale Board and Leadership Change is Necessary at Progenics Pharmaceuticals to Address Significant Value Destruction and Stockholder Concerns

It is Time for the Current Board to be Held Accountable for Years of Poor Performance, Abysmal Corporate Governance, Commercial Missteps, Poor Decision-Making and Lack of Transparency

With Your Support, We Believe a Reconstituted and Improved Board Can Save PGNX and Unlock Unrealized Value

Velan Will Issue a Comprehensive Strategic and Operational Plan to Help Progenics Reach its Full Potential in the Coming Weeks

Dear Fellow Progenics Stockholders:

Velan Capital, L.P., Altiva Management Inc., Balaji Venkataraman, Virinder Nohria, LTE Partners, LLC, LTE Management, LLC, Melkonian Capital Management, LLC, Ryan Melkonian, Terence Cooke and Deepak Sarpangal (collectively, the “Participating Stockholders”, “we”, “our” or “us”), and the other participants named herein, beneficially own in the aggregate 10,161,733 shares of common stock, par value $0.0013 per share (the “Common Stock”), of Progenics Pharmaceuticals, Inc., a Delaware corporation (“Progenics”, “PGNX” or the “Company”), representing approximately 11.7% of the outstanding shares of Common Stock, making us one of the Company’s largest stockholders. For the reasons set forth in the attached Consent Statement, we believe significant changes to the leadership and composition of the Board of Directors of the Company (the “Board”) are necessary in order to address the destruction of significant stockholder value at Progenics and to ensure that the Company is being run in a manner consistent with your best interests. We are therefore seeking to reconstitute the Board by removing long-tenured Progenics directors, Mark Baker, David A. Scheinberg and Nicole S. Williams, and electing our five highly-qualified nominees, Gérard Ber, Eric J. Ende, Ann MacDougall, Heinz Mäusli and David W. Mims (the “Nominees”).

We continue to believe there is significant value to be realized at Progenics but as you may know from our 2019 campaign for change at Progenics, we have deep concerns regarding the direction of the Company under the oversight of the current Board. Importantly, we are not alone in our serious concerns. Stockholders spoke loud and clear at the Company’s 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”) regarding dissatisfaction with the status quo, by supporting our call for change through an overwhelming vote against the re-election of Peter J. Crowley, Chairman of the Board, and Michael D. Kishbauch, then Chairman of the Nominating and Corporate Governance Committee. Stockholders also expressed dissatisfaction with the performance of CEO Mark Baker; approximately 36% of the votes cast were against his re-election at the 2019 Annual Meeting despite the fact that we did not solicit votes against Mr. Baker in our 2019 Annual Meeting campaign.

During the 2019 Annual Meeting campaign, we believed that a solution to the Company’s current issues could be achieved by changing less than a majority of the Board. Unfortunately, the Company does not seem to have heeded the clear message from the recent vote. In fact, our concerns with the direction of Progenics have only intensified following the 2019 Annual Meeting, leaving us with no choice but to pursue this Consent Solicitation. Furthermore, the Company’s continued failed execution paired with a continued lack of transparency and most recently, its decision to sell the Company in an all-stock transaction with Lantheus Holdings, Inc. in the midst of this Consent Solicitation, which we believe substantially undervalues the Company, lead us to believe a change in a majority of the Board is required.

Specifically, we believe the Board’s actions after the 2019 Annual Meeting, including its lack of cooperation and engagement with us until just recently (and only after our public pressure and repeated outreach), issuance of stock to departing directors, oversight of continual underperformance, inability to set and disclose metrics to properly judge management’s performance, and decision to sell the Company at what we view as a massive discount, all point to a glaring and unmistakable conclusion – this Board does not have a pulse on the business, its management team or the overwhelming level of stockholder discontent. Indeed, rather than immediately accept the resignations of Messrs. Crowley and Kishbauch from the Board as a result of their failure to receive the requisite vote, the Board chose to wait until October 17, 2019 for their resignations to become effective - more than three months after stockholders voted against their re-election at the 2019 Annual Meeting. Even more concerning, rather than allowing stockholders to decide on the future of the Company through this Consent Solicitation by electing directors who they believe are best equipped to determine the strategic direction of the Company, the Board unilaterally entered into a transaction to sell the Company.

These actions make it clear to us that a change in a majority of the Board would be necessary to ensure that the best interests of all stockholders are being represented in the boardroom. Although our proposed solution, if successful, would result in a change in a majority of the Board, it is important to point out the following:

i)	Our proposal keeps half of the incumbent non-executive directors[1] for continuity, including directors that chair the Nominating and Corporate Governance Committee and Compensation Committee, and together serve as sole members of the Nominating and Corporate Governance Committee;

ii)	Following the Consent Solicitation, if successful, our Nominees intend to consider any candidates that have been identified or appointed by the Nominating and Corporate Governance Committee to fill the resignations of Messrs. Crowley and Kishbauch as potential additions to the Board;

iii)	Our Nominees are truly independent and not affiliated with (or paid by) the Participating Stockholders; and

iv)	Although several of our Nominees are highly qualified and are able to support and guide the Company during a CEO transition, including by serving as interim CEO, we believe that following the reconstitution of the Board, it would be most appropriate for the new Board to conduct a full CEO search process in which it would consider both internal and external candidates.

Current Progenics CEO Mark Baker and the Board have presided (and continue to preside) over an extended period of dismal stock price performance, commercial missteps, questionable clinical decision-making, a lack of relevant management experience, limited public transparency, inefficient capital allocation and expense management, lack of stockholder alignment and preference for unnecessary and costly dilution, and poor corporate governance, which we believe has resulted (and will continue to result) in significant value destruction for Progenics stockholders. In fact, since Mark Baker joined the Company in 2005, became a member of the Board in 2009, and became CEO in 2011, Progenics stock has declined 77%, 12%, and 21%, respectively, through September 6, 2019. One of the most important governance responsibilities of the Board is to ensure that the right executive leadership is in place. Unfortunately, the Board, and in particular, longest tenured-directors David A. Scheinberg (director since 1996) and Nicole S. Williams (director since 2007), do not appear to have fulfilled this basic responsibility given their failure to hold Mr. Baker accountable for his prolonged underperformance. We believe that an objective, properly functioning Board would come to the right determination that CEO Mark Baker has failed essentially all stakeholders and that new leadership is required -- consistent with what we understand to be the views of numerous stockholders.

1 Excluding Messrs. Crowley and Kishbauch, whose tendered resignations become effective October 17, 2019.

Progenics stockholders deserve an independent board that will truly look out for stockholders’ best interests and ensure management accountability. We therefore feel compelled, on behalf of all stockholders, to again take action in order to provide for a better future for all Progenics stakeholders before it is too late.

Accordingly, we urge you to join us in seeking to remove three current directors of Progenics, Mark Baker, David Scheinberg and Nicole Williams, who are the three longest-tenured directors, and electing our five highly-qualified Nominees, Gérard Ber, Eric J. Ende, Ann MacDougall, Heinz Mäusli and David W. Mims, who we believe have the experience and skill sets necessary to help drive value for Progenics stockholders. We are seeking the election of our five Nominees to fill (i) the potential three vacancies to occur as a result of our efforts to remove Messrs. Baker and Scheinberg and Ms. Williams from the Board and (ii) the two upcoming vacancies to occur as a result of the resignations of Messrs. Crowley and Kishbauch, effective October 17, 2019.

The Board is currently comprised of seven directors. We are not seeking removal of current directors Bradley L. Campbell and Karen Jean Ferrante.

Through an exhaustive search process, we have identified these fully-independent and highly-qualified Nominees with particular experience in skillsets that we believe are lacking from the existing Board: pharmaceutical and radiopharmaceutical commercialization and supply chain expertise, investor relations and appropriate stockholder communication, sophisticated financial analysis and judgment, and appropriate governance and compensation oversight. We believe this reconstituted Board can unlock the value currently trapped at Progenics under the status quo.

Further, this slate of independent director Nominees is committed to executing on a comprehensive strategic plan for Progenics that will seek to put operations on par with well-performing competitors and create substantial value for stockholders. We are working diligently on this comprehensive plan with our Nominees that we plan to release in the coming weeks, which will include an outline of the operational actions our Nominees would pursue, if elected. A key element of our plan will therefore be for the reconstituted Board to immediately commence a search process to identify a top-tier CEO to lead Progenics going forward. We have already been in touch with several reputable executive search firms who would be prepared to assist if needed – though ultimately this determination would be made by the new Board.

We fully appreciate that asking for a majority of the Board, including removal of CEO Mark Baker as a director, is no trivial matter. However, in our view, there is an urgent need for wholesale Board and leadership changes at Progenics before the Company’s failures become irreparable.

We hope it is clear to you that the extraordinary action of launching this Consent Solicitation was not our preference, but is necessary at this critical stage to ensure that the collective best interests of all stockholders are properly represented.

If you endorsed our campaign for change at the 2019 Annual Meeting, we thank you for facilitating that important first step towards achieving the kind of wholesale change that we believe is necessary to save Progenics. Note that in this solicitation, the proposals set forth in the attached Consent Statement, including the election of directors, requires the vote of a majority of all shares of Common Stock outstanding, not just a majority of the votes cast. This means that your written consent in support of our proposals is even more important in this solicitation.

We urge you to carefully consider the information contained in the attached Consent Statement and then support our efforts by signing, dating and returning the enclosed GREEN consent card today.  The attached Consent Statement and the enclosed GREEN consent card are first being furnished to the stockholders on or about October 7,  2019. We urge you not to sign any revocation of consent card that may be sent to you by Progenics.  If you have done so, you may revoke that revocation of consent by delivering a later dated GREEN consent card to the Participating Stockholders, in care of Okapi Partners LLC, which is assisting us, at their address listed on the following page, or to the principal executive offices of Progenics.

Thank you for your support,

/s/ Balaji Venkataraman
Balaji Venkataraman
Velan Capital, L.P.

If you have any questions regarding your GREEN consent card or need assistance in executing your proxy, please contact:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Stockholders may call toll-free: (888) 785-6673

Banks and brokers call: (212) 297-0720

E-mail: info@okapipartners.com

Progenics pharmaceuticals, inc.
_________________________

CONSENT STATEMENT
OF
velan capital, l.p.
_________________________

PLEASE SIGN, DATE AND MAIL THE ENCLOSED GREEN CONSENT CARD TODAY

This Consent Statement and the accompanying GREEN consent card are being furnished to you as a stockholder of Progenics Pharmaceuticals, Inc., a Delaware corporation (“Progenics” or the “Company”), by Velan Capital, L.P. (“Velan”), Altiva Management Inc. (“Altiva”), Balaji Venkataraman, Virinder Nohria, LTE Partners, LLC (“LTE”), LTE Management, LLC (“LTE Management”), Melkonian Capital Management, LLC (“MCM”), Ryan Melkonian, Terence Cooke, and Deepak Sarpangal (collectively, the “Participating Stockholders”, “we”, “our” or “us”) and the other participants named herein, in connection with our solicitation of written consents to reconstitute a majority of the Board of Directors of the Company (the “Board”). As significant stockholders of the Company, with aggregate ownership of 10,161,733 shares of the Company’s common stock, par value $0.0013 per share (the “Common Stock”), constituting approximately 11.7% of the outstanding shares, we believe that the Board must be significantly and immediately reconstituted to ensure that the best interests of the stockholders, the true owners of Progenics, are appropriately represented in the boardroom.

A solicitation of written consents is a process that allows a company’s stockholders to act by submitting written consents to any proposed stockholder actions in lieu of voting in person or by proxy at an annual or special meeting of stockholders. We are soliciting written consents from the holders of shares of the Common Stock to take the following actions (each, as more fully described in this Consent Statement, a “Proposal” and together, the “Proposals”), in the following order, without a stockholders’ meeting, as authorized by Delaware law:

Proposal 1 – Repeal any provision of the By-Laws of the Company (the “Bylaws”) in effect at the time this proposal becomes effective, including any amendments thereto, which were not included in the Bylaws that were in effect as of April 1, 2019 and were filed with the Securities and Exchange Commission on April 1, 2019 (the “Bylaw Restoration Proposal”);

Proposal 2 – Remove without cause three members of the Board: Mark R. Baker, David A. Scheinberg and Nicole S. Williams and, in addition, any person (other than those elected by this Consent Solicitation) nominated, elected or appointed to the Board to fill any vacancy on the Board or any newly-created directorships on or after September 18, 2019 and prior to the time that any of the actions proposed to be taken by this Consent Solicitation become effective, including any director appointed or designated by the Board to fill any vacancy to be caused by the resignations of Peter Crowley and Michael Kishbauch, effective October 17, 2019 (such vacancies, the “October Vacancies”) (the “Removal Proposal”);

Proposal 3 – Amend Article IV, Section 4.04 of the Bylaws, as set forth on Schedule III to this Consent Statement, to provide that when one or more directors shall resign from the Board, effective at a future date, either stockholders or a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies (the “Future Vacancy Proposal”);

Proposal 4 – Amend Article IV, Section 4.01 of the Bylaws, as set forth on Schedule IV to this Consent Statement, to fix the size of the Board at seven members (the “Board Size Proposal”); and

Proposal 5 – Elect Velan’s five nominees: Gérard Ber, Eric J. Ende, Ann MacDougall, Heinz Mäusli and David W. Mims (each a “Nominee” and collectively, the “Nominees”), to serve as directors of the Company until the Company’s 2020 annual meeting of stockholders and until their successors are duly elected and qualified (or, if any such Nominee is unable or unwilling to serve as a director of the Company, any other person designated as a nominee by the remaining Nominee or Nominees) (the “Election Proposal”).

This Consent Statement and the enclosed GREEN consent card are first being sent or given to the stockholders of Progenics on or about October 7, 2019.

We are soliciting your consent in favor of the adoption of the Removal Proposal, the Future Vacancy Proposal, the Board Size Proposal and the Election Proposal because we believe Progenics stockholders will be best served by directors who are committed to safeguarding and promoting the best interests of all Progenics stockholders. In addition, we are also soliciting your consent in favor of the adoption of the Bylaw Restoration Proposal to ensure that the incumbent Board does not limit the effect of your consent to the removal of the incumbent members of the Board and the election of the Nominees through changes to the Bylaws not filed with the SEC on or before April 1, 2019, the last date amendments to the Bylaws were filed with the SEC.

The effectiveness of each of the Proposals requires the affirmative consent of the holders of record of a majority of the shares of outstanding voting securities as of the close of business on the Record Date (as defined below). Each Proposal will be effective without further action when we deliver to Progenics such requisite number of consents. Proposal 1 (Bylaw Restoration Proposal), Proposal 2 (Removal Proposal), Proposal 3 (Future Vacancy Proposal) and Proposal 4 (Board Size Proposal) are not subject to, or conditioned upon, the effectiveness of the other Proposals. Proposal 5 (Election Proposal), is conditioned, in part, upon the Removal Proposal. If none of the members of (or appointees to) the Board are removed pursuant to the Removal Proposal, including the directors appointed by the Board to fill the October Vacancies (assuming the Board fills such vacancies), and there are no vacancies to fill, none of the Nominees can be elected pursuant to the Election Proposal. If the Board does not fill the October Vacancies, however, there will be two vacancies on the Board that can be filled by stockholders through the election of our Nominees in Proposal 5.

On September 18, 2019, the Participating Stockholders delivered to the Secretary of Progenics written notice of the Proposals and a request for the Board to fix a record date in accordance with the Bylaws for determining stockholders entitled to give their written consent to the Proposals. The Company has set October 7, 2019 as the record date for purposes of determining stockholders entitled to give their written consent to the Proposals (the “Record Date”). The Company has not yet announced the number of shares of Common Stock outstanding as of the Record Date, each of which is entitled to one consent on each Proposal. Once the Company publicly discloses such information, we intend to supplement this Consent Statement with such information and file revised definitive materials with the SEC.

The percentages contained herein are based upon 86,621,633 shares of Common Stock outstanding as of September 30, 2019, as reported in the Merger Agreement (as defined below) filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 2, 2019.

In addition, none of the Proposals will be effective unless the delivery of the written consents complies with Section 228(c) of the Delaware General Corporation Law (“DGCL”). For the Proposals to be effective, properly completed and unrevoked written consents must be delivered to Progenics within 60 days of the earliest dated written consent delivered to Progenics. The Participating Stockholders delivered a written consent to Progenics on September 18, 2019. Consequently, by November 17, 2019, the Participating Stockholders will need to deliver properly completed and unrevoked written consents to the Proposals from the holders of record of a majority of the outstanding voting securities as of the close of business on the Record Date.  We intend to set November 8, 2019 as the goal for submission of written consents.

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WE URGE YOU TO ACT TODAY TO ENSURE THAT YOUR CONSENT WILL COUNT.

The Participating Stockholders reserve the right to submit to Progenics consents at any time within 60 days of the earliest dated written consent delivered to Progenics. See “Consent Procedures” for additional information regarding such procedures.

As of September 18, 2019, the Group (as defined below) collectively owned an aggregate of 10,161,733 shares of Common Stock, representing approximately 11.7% of the outstanding shares of Common Stock of the Company. The Group intends to express consent in favor of the Proposals with respect to all of such shares of Common Stock.

The Company has not yet disclosed the number of shares of Common Stock outstanding as of the Record Date. As of September 30, 2019, there were 86,621,633 shares of Common Stock outstanding, as reported in the Merger Agreement filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 2, 2019. The mailing address of the principal executive offices of Progenics is One World Trade Center, 47th Floor, New York, NY 10007.

The failure to sign and return a consent will have the same effect as voting against the Proposals. Please note that in addition to signing the enclosed GREEN consent card, you must also date it to ensure its validity.

THIS CONSENT SOLICITATION IS BEING MADE BY THE PARTICIPATING STOCKHOLDERS AND NOT BY OR ON BEHALF OF THE COMPANY. THE PARTICIPATING STOCKHOLDERS URGE YOU TO SIGN, DATE AND RETURN THE GREEN CONSENT CARD IN FAVOR OF THE PROPOSALS DESCRIBED HEREIN

Important Notice Regarding the Availability of Consent Materials for this Consent Solicitation

This Consent Statement is available at www.SavePGNX.com

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IMPORTANT

PLEASE READ THIS CAREFULLY

If your shares of Common Stock are registered in your own name, please submit your consent to us today by signing, dating and returning the enclosed GREEN consent card in the postage-paid envelope provided.

If you hold your shares in “street” name with a bank, broker firm, dealer, trust company or other nominee, only they can exercise your right to consent with respect to your shares of Common Stock and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly give instructions to consent to the Proposals to your bank, broker firm, dealer, trust company or other nominee. Please follow the instructions to consent provided on the enclosed GREEN consent card. If your bank, broker firm, dealer, trust company or other nominee provides for consent instructions to be delivered to them by telephone or Internet, instructions will be included on the enclosed GREEN consent card. The Participating Stockholders urge you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to the Participating Stockholders, c/o Okapi Partners LLC (“Okapi”) so that we will be aware of all instructions given and can attempt to ensure that such instructions are followed.

Execution and delivery of a consent by a record holder of shares of Common Stock will be presumed to be a consent with respect to all shares held by such record holder unless the consent specifies otherwise.

Only holders of record of voting securities of the Company as of the close of business on the Record Date will be entitled to consent to the Proposals. If you are a stockholder of record as of the close of business on the Record Date, you will retain your right to consent even if you sell your shares of Common Stock after the Record Date.

IF YOU TAKE NO ACTION, YOU WILL IN EFFECT BE REJECTING THE PROPOSALS. ABSTENTIONS, FAILURES TO CONSENT AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS WITHHOLDING CONSENT.

If you have any questions regarding your GREEN consent card or need assistance in executing your proxy, please contact:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Stockholders may call toll-free: (888) 785-6673

Banks and brokers call: (212) 297-0720

E-mail: info@okapipartners.com

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Background to the Solicitation

Below is a chronological list of interactions and events leading up to this proxy solicitation:

•	After having followed the Company and its predecessors for years, Velan initiated its current investment in July 2018 and initially interacted with representatives of the Company during a telephonic conversation on November 29, 2018.
•	Over the ensuing months, Velan pursued further due diligence related to the Company, which included consultations with several third parties, including key opinion leaders (“KOLs”) and other industry participants.
•	On January 7, 2019, Velan met with Patrick Fabbio, Chief Financial Officer of the Company, at the annual J.P. Morgan Healthcare Conference. After this meeting, Velan contacted the Company’s management on multiple occasions to schedule further interactions but did not receive any response or acknowledgment from the management team.
•	On February 18, 2019, Velan sent a letter to the Board expressing disappointment with the Company’s lack of responsiveness to the attempted outreach of an interested stockholder, highlighting certain important issues that Velan had sought to cover with senior management.
•	On February 22, 2019, Peter Crowley, Chairman of the Board, responded to Velan’s letter noting the Board had yet to review or consider Velan’s observations.
•	On March 7, 2019, Velan sent another letter to the Board noting Velan’s disappointment in the continued lack of response and engagement from the Company. As a result, Velan requested the documentation required in order to nominate directors for election to the Board. In this letter, Velan made clear its preference to work constructively with the Board.
•	On March 8, 2019, Mr. Crowley responded to Velan’s letter of March 7, 2019, proposing a meeting between himself, Velan and Mark Baker, Chief Executive Officer and a director of the Company.
•	On March 13, 2019, Mr. Venkataraman had a telephone conversation with the Mr. Crowley. During the call, Mr. Venkataraman discussed his views on the Company (including its management team) and noted Velan’s willingness to work with the Company. Mr. Venkataraman felt that Mr. Crowley acknowledged that execution was meaningfully lacking, though Mr. Crowley later disputed this account.
•	On March 15, 2019, given the limited engagement and openness believed to be shown by the Company, Velan nominated six candidates for election to the Board at the Company’s 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”), including Messrs. Venkataraman, Nohria, Sarpangal, Melkonian, Cooke and Matthew Heck, in order to facilitate stockholder involvement and value creation.
•	On March 25, 2019, Messrs. Venkataraman and Sarpangal met with Messrs. Crowley and Baker in New York City to discuss the issues and concerns highlighted by Velan. During this meeting, Velan disclosed that it owned approximately 4% of the Company’s outstanding shares, which included a significant amount of stock purchased immediately following the Company’s fourth quarter 2018 earnings call, and that while already one of the Company’s large stockholders, there was a good chance that Velan might become one of the largest, if not the largest stockholder. Mr. Crowley stated they would consider the topics raised by Messrs. Venkataraman and Sarpangal at an April 1, 2019 meeting of the Board.
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•	On March 27, 2019, Velan sent a letter to Messrs. Crowley and Baker noting Velan’s disappointment with the tone of the in-person meeting on March 25, 2019, and expressing hope that Velan’s concerns and issues would be seriously considered by the Board. In order to facilitate any such review, Velan also shared a presentation highlighting various concerns, along with the benefits that Velan believed its nominees would provide.
•	On March 27, 2019, the Participating Stockholders crossed the 5% ownership threshold, thereby triggering their obligation under the Securities Exchange Act of 1934 (the “Exchange Act”) to file a Schedule 13D within 10 calendar days.
•	On April 4, 2019, Mr. Crowley sent a letter to Velan confirming receipt of Velan’s March 27, 2019 letter. Mr. Crowley did not indicate whether or not Velan’s concerns were discussed at the April 1, 2019 meeting of the Board or provide any further feedback on the concerns Velan had raised.
•	Prior to the Participating Stockholders’ filing of their Schedule 13D on April 5, 2019, Mr. Sarpangal called Mr. Crowley multiple times to follow up on the March 25, 2019 meeting but the calls were neither accepted nor returned. The final call on April 4, 2019 was meant to inform the Company of the upcoming Schedule 13D filing.
•	On April 5, 2019, the Participating Stockholders filed a Schedule 13D with the SEC reporting their collective beneficial ownership, as of the close of business on April 4, 2019, of 6,233,796 shares of the Common Stock, representing 7.4% of the Company’s outstanding shares.
•	Between April 7, 2019 and April 15, 2019, Mr. Fabbio and Velan engaged in email communications regarding scheduling interviews with the Company’s Nominating and Corporate Governance Committee for Velan’s nominees.
•	On April 11, 2019, Mr. Sarpangal emailed Mr. Fabbio to schedule a brief phone call to discuss clarification questions related to the Company’s financial profile. After not receiving a response for several days, Mr. Sarpangal emailed Mr. Fabbio again on April 14, 2019, after which Mr. Fabbio and Melissa Downs, the Company’s Associate Director, Investor Relations, arranged a half hour phone call on April 15, 2019.
•	On April 15, 2019, Mr. Fabbio provided a letter confirming the meeting dates for Velan’s nominees and requesting clarification of Velan’s share ownership at the time Velan’s nomination materials were submitted.
•	On April 16, 2019, Velan’s outside counsel sent a letter to Mr. Fabbio responding to Mr. Fabbio’s letter of April 15, 2019 and confirming Velan’s ownership of its shares in the Company at the time its nomination materials were submitted and offering to provide any further confirmation the Company may request.
•	On April 18, 2019, Dr. Nohria held a telephonic meeting with Michael Kishbauch, then Chairman of the Nominating and Corporate Governance Committee, and Nicole Williams, a director of the Company, to discuss Dr. Nohria’s qualifications for serving on the Board.
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•	On April 19, 2019, Mr. Melkonian held an in-person meeting in New York City with Mr. Kishbauch which included telephonic participation by Ms. Williams to discuss Mr. Melkonian’s qualifications for serving on the Board.
•	Between April 15-22, 2019, Velan and its outside counsel contacted the Company on multiple occasions seeking clarification of the correct record date. This outreach was ignored by the Company.
•	On April 22, 2019, the Company delivered a letter to Velan, which it filed with the SEC, invalidating Velan’s nomination of director candidates on technical grounds[2], thereby deeming Velan’s nominees ineligible for election as directors at the 2019 Annual Meeting.
•	On April 24, 2019, Messrs. Venkataraman, Heck, Sarpangal and Cooke held separate in-person meetings in New York City with Mr. Kishbauch and Ms. Williams to discuss their respective qualifications for serving on the Board. During Mr. Venkataraman’s meeting, he again conveyed Velan’s willingness to constructively engage with Progenics and requested a response from the Company by April 25, 2019.
•	On April 25, 2019, the Company delivered a letter to Velan noting that the Board was considering Velan’s request for a response.
•	Following delivery of the Company’s April 25th letter, outside counsel for each of Velan and the Company engaged in various discussions regarding the Company’s responses to Velan’s requests and Velan’s desire for a swift response. Notwithstanding Velan’s desire for a more immediate response, it requested that the Company respond to its requests no later than May 3, 2019.
•	On April 30, 2019, Velan delivered a letter to the Company, within its rights as a stockholder of the Company under Delaware law, demanding production of certain of the Company’s books and records, pursuant to Section 220 of the Delaware General Corporation Law.
•	On May 1, 2019, the Participating Stockholders filed Amendment No. 1 to the Schedule 13D with the SEC reporting their collective beneficial ownership, as of the close of business on April 30, 2019, of 7,679,578 shares of the Common Stock, representing 9.1% of the Company’s outstanding shares.
•	On May 3, 2019, the Company responded to Velan’s request, however, Velan did not believe the response reflected the level of change that it believes is necessary to drive stockholder value at the Company.
•	On May 6, 2019, Velan delivered a letter to the Board and issued a press release expressing its concerns with the Company’s persistent underperformance and poor corporate governance practices in light of the Company’s invalidation of its nomination of director candidates. Velan also stated in the letter that despite its sincere efforts to work constructively with the Company, it has been left with no choice but to hold the Board accountable at the 2019 Annual Meeting.

2 On the date Velan submitted its nomination, it beneficially owned shares of Progenics in “street” name. While Velan is currently a stockholder of record of Progenics, it was not a stockholder of record on the date it submitted its nomination pursuant to the Company’s Bylaws.

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•	On May 7, 2019, the Participating Stockholders filed a preliminary proxy statement in connection with the 2019 Annual Meeting.
•	On May 8, 2019, Velan issued a press release calling on the Company’s management team and Board to increase the level of disclosure and transparency when Progenics reports first quarter results on May 9, 2019 and posed a series of questions to be answered by the Company on the earnings call. Velan also announced that it filed a preliminary proxy statement seeking stockholder support against the election of Messrs. Crowley and Kishbauch at the 2019 Annual Meeting.
•	On May 13, 2019, Velan issued a press release calling on the Company’s management team and Board to increase the level of disclosure and transparency to stockholders given Velan’s belief that the Company failed to adequately respond to its series of questions and call for increased transparency on the Company’s first quarter 2019 earnings call held on May 9, 2019.
•	On May 17, 2019, Velan filed amendment no. 1 to its preliminary proxy statement in connection with the 2019 Annual Meeting.
•	On May 21, 2019, Velan filed its definitive proxy statement in connection with the 2019 Annual Meeting.
•	On May 22, 2019, Velan issued a press release with its first letter to stockholders and noting the launch of its campaign website – www.SavePGNX.com.
•	On May 30, 2019, the Company filed its definitive proxy statement in connection with the 2019 Annual Meeting.
•	On May 31, 2019, Velan issued an FAQ to stockholders regarding the 2019 Annual Meeting.
•	On June 3, 2019, Velan issued a supplement to its definitive proxy statement.
•	On June 3, 2019, the Company issued a press release containing the Board’s first letter to stockholders.
•	On June 4, 2019, Velan issued a press release responding to statements made by the Board in its letter to stockholders.
•	On June 6, 2019, Ryan Melkonian approached Mr. Baker expressing Velan’s disappointment that a settlement had not been reached.
•	On June 11, 2019, Velan issued a press release with its second letter to stockholders highlighting the Board’s continual preference for dilution as evidenced by its decision to pay a June 2019 milestone in equity instead of cash.
•	On June 12, 2019, counsel for Velan delivered a revised proposal to Progenics’ counsel requesting (i) the appointment of two of its principals to the Board, (ii) the removal of one Board member to be replaced by a mutually acceptable independent candidate, (iii) the appointment of a new Chairman and (iv) that the standstill expire prior to the nomination deadline for the 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”).
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•	On June 13, 2019, the Company issued a press release containing the Board’s second letter to stockholders.
•	On June 14, 2019, counsel for each of Progenics and Velan engaged in a discussion regarding Velan’s revised proposal and a potential response.
•	On June 17, 2019, Velan issued a press release in response to the Board’s second letter to stockholders.
•	On June 19, 2019, the Company issued a press release containing the Board’s third letter to stockholders.
•	On June 20, 2019, Velan issued a press release requesting the Board to support various claims made by Progenics in its third letter to stockholders. Later that day, Velan issued another press release announcing the release of its Investor Presentation detailing its case for change at Progenics in connection with the 2019 Annual Meeting.
•	On June 21, 2019, the Company released its Investor Presentation in connection with the 2019 Annual Meeting.
•	On June 24, 2019, the Company issued a press release and second presentation in response to Velan’s Investor Presentation.
•	On June 25, 2019, Velan issued a press release and second presentation in response to the Company’s Investor Presentation. Later that day, counsel for Velan again reached out to Progenics’ counsel to see if the Board thought there could be an acceptable resolution for both parties.
•	On June 26, 2019, Progenics’ counsel delivered the Board’s counterproposal to Velan’s counsel, which included the retirement of one unidentified director by the 2020 Annual Meeting but offered the same terms for the appointment of new directors (two new directors with no ties to the Participating Stockholders) and the standstill (through the 2020 Annual Meeting). Thereafter, counsel for each of Velan and Progenics exchanged additional counterproposals on behalf of their respective clients.
•	On June 27, 2019, counsel for each of Velan and Progenics resumed discussions, pursuant to which Velan and the Board ultimately agreed in principle to (i) the appointment of two independent nominees (with no ties to the Participating Stockholders), expanding the Board to nine directors, (ii) the retirement of an unidentified director by the 2020 Annual Meeting, (iii) a standstill that would expire before the nomination deadline for the 2020 Annual Meeting, and (iv) certain committee appointments. The Board however, rejected Velan’s request for at least one non-voting observer seat. Later that evening, the Company issued a press release regarding these settlement discussions.
•	On June 28, 2019, Velan issued a press release responding to the Company’s press release to clarify the settlement negotiations that were taking place between both parties. Later that day, Velan issued an additional press release noting that Institutional Shareholder Services Inc., a leading proxy advisory firm (“ISS”), supported its call for change at Progenics by recommending that stockholders vote against the re-election of Messrs. Crowley and Kishbauch at the 2019 Annual Meeting. The Company also issued a press release in response to ISS’ report and provided a brochure to stockholders.
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•	On July 1, 2019, Velan issued a press release reiterating ISS’ support for change and noting its disagreement with the conclusion reached by Glass Lewis & Co., LLC (“Glass Lewis”) but citing excerpts from Glass Lewis’ report that highlighted the multiple shortcomings of the Board. The Company also issued a press release in response to Glass Lewis’ report.
•	On July 8, 2019, Velan issued a press release urging stockholders to vote against the re-election of Messrs. Crowley and Kishbauch and published a flyer summarizing Velan’s stance. That same day, the Company issued a press release regarding the 2019 Annual Meeting.
•	On July 11, 2019, the 2019 Annual Meeting was held, pursuant to which approximately 65% of the votes cast (excluding abstentions) were against the re-election of Messrs. Crowley and Kishbauch. During the 2019 Annual Meeting, Velan indicated its preference and willingness to reach a settlement and noted its intention to stay in New York City the following day to meet with the Board. Following the 2019 Annual Meeting, counsel for each of Velan and Progenics engaged in a series of discussions to set up a meeting between Velan and the Board.
•	On July 12, 2019, the Company issued a press release noting the preliminary results of the 2019 Annual Meeting, which indicated that Messrs. Crowley and Kishbauch were not re-elected by stockholders at the meeting.
•	On July 15, 2019, Mr. Baker and Mr. Bradley Campbell had a telephonic discussion with representatives of Velan. During this discussion, Velan expressed its disappointment that no other directors were on the call and reiterated its prior offer (made before the stockholder vote at the 2019 Annual Meeting) with the additional requests that the Board accept the resignations of Messrs. Crowley and Kishbauch and adopt director stock ownership requirements.
•	On July 22, 2019, Velan issued a press release announcing the certified voting results for the 2019 Annual Meeting, which confirmed stockholders’ support of its campaign for change at Progenics with approximately two-thirds of the votes cast against the re-election of Messrs. Crowley and Kishbauch. Velan also commented on the Board’s lack of engagement with Velan following the 2019 Annual Meeting.
•	On July 26, 2019, counsel for Velan reached out to counsel for Progenics in an effort to reach a constructive resolution with the Company following the certified vote and provided a revised proposal to the Board, which removed Velan’s prior request for non-voting observer seats and requested a third director be mutually appointed between the parties. All other terms remained consistent with Velan’s prior offers.
•	On August 3, 2019, counsel for Progenics informed counsel for Velan that the Board should be getting back to Velan on its revised proposal the following week. The Board officially responded to Velan’s revised offer in September.
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•	On August 8, 2019, the Company issued a press release announcing certain governance changes and that the Board had accepted the contingent resignations of Messrs. Crowley and Kishbauch, with an effective date of October 17, 2019.
•	On August 12, 2019, Velan issued a press release noting concerning factors regarding the Company’s Q2 2019 performance and continual lack of transparency, and noted Velan’s intention to take further action on behalf of all stockholders if an appropriate settlement was not reached.
•	On August 15, 2019, counsel for Velan sent a letter to the Secretary of Progenics requesting the documentation set forth in the Bylaws to be completed by director nominees for election to the Board.
•	On August 19, 2019, the Company provided Velan’s counsel with the requested materials for director nominees.
•	On August 26, 2019, Velan sent a private letter to the Board noting its displeasure with the Board’s lack of engagement and noting Velan’s intentions to pursue a consent solicitation if the Board continues to refuse to meaningfully engage with Velan. Later that day, the Participating Stockholders filed Amendment No. 2 to the Schedule 13D with the SEC reporting their collective beneficial ownership, as of the close of business on August 26, 2019, of 9,453,672 shares of the Common Stock, representing 10.9% of the Company’s outstanding shares.
•	On August 27, 2019, the Board publicly responded to Velan’s private letter to the Board.
•	On September 6, 2019, counsel for Progenics engaged in a discussion with counsel for Velan regarding the Board’s counterproposal to Velan’s July 26, 2019 proposal, which was thereafter formalized in an email to Velan’s counsel on September 7, 2019. In its counter, the Board proposed: (i) expiration of the standstill through the 2020 Annual Meeting; (ii) the addition of three new directors for a Board size of eight directors – one designated by Velan (but no one affiliated with Velan), one identified by the Company to be selected by Velan and one selected by the newly reconstituted Board of seven directors, which could include candidates proposed by Velan for consideration; (iii) new Board Chair must be agreed upon by six members of the reconstituted Board; and (iv) relevant committee appointments for new directors. The proposed board composition by Progenics was, in Velan’s view, worse than its prior offer for Velan to appoint two directors.
•	On September 8, 2019, counsel for Velan delivered Velan’s response to Progenics’ latest offer. In return for Velan agreeing to a longer standstill, which Progenics made clear was a sticking point in its latest offer, Velan added one request to its prior offer – the resignation of CEO Mark Baker by December 31, 2019. The remaining terms of Velan’s proposal remain unchanged, including the appointment of three new directors – two independent directors to be appointed by Velan and a mutual third candidate to be agreed upon between Velan and Progenics, expanding the Board to eight directors. Velan reiterated its displeasure with the Board’s delay and lack of engagement following the 2019 Annual Meeting and therefore requested a prompt response from the Board.
•	On September 11, 2019, Progenics’ counsel delivered the Board’s response to Velan’s counsel, which included the following: (i) expiration of the standstill through the 2020 Annual Meeting; (ii) the addition of three new directors for a Board size of eight directors – two designated by Velan (but no one affiliated with Velan) and one candidate to be agreed upon between the newly reconstituted Board of seven directors and Velan, to be chosen from the pool of candidates identified by Korn Ferry, the Company’s search firm; (iii) new Board Chair must be agreed upon by six members of the reconstituted Board; (iv) relevant committee appointments for new directors, including a Velan designee to serve on the Compensation Committee; and (v) expense reimbursement for Velan.
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•	On September 16, 2019, the Participating Stockholders delivered a letter to the Board expressing their disappointment that the Company’s latest counterproposal again failed to address a key stockholder concern, namely, holding CEO Mark Baker accountable for the Company’s poor performance and inability to provide products to cancer patients. Velan also reiterated its offer to accept Progenics’ ask of a longer standstill on the condition that CEO Mark Baker would retire or resign.
•

On September 18, 2019, the Participating Stockholders filed this preliminary Consent Statement soliciting stockholders’ consent in favor of the Proposals. The Participating Stockholders also issued a press release announcing the launch of their consent solicitation to reconstitute the Board with their five highly-qualified, independent directors.

•	Also on September 18, 2019, Velan delivered to the Secretary of Progenics written notice of the Proposals and an executed written consent in support of the Proposals, along with a request for the Company to establish a record date to determine the Progenics stockholders entitled to consent to the corporate actions set forth in the Proposals in writing in lieu of a meeting of stockholders of the Company (the “Written Notice”).
•

On September 19, 2019, Velan delivered a letter to the Company, demanding the inspection of certain stockholder list materials and related information pursuant to Section 220 of the Delaware General Corporation Law.

•	On September 23, 2019, Velan delivered a letter to the Company, demanding the inspection of certain books, records and documents of the Company pursuant to Section 220 of the Delaware General Corporation Law, which Velan supplemented on October 2, 2019 to request certain additional books, records and documents of the Company.
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•	On September 25, 2019, the Company filed its preliminary consent revocation statement soliciting stockholders’ consent against the Proposals.
•	On September 30, 2019, the Participating Stockholders filed Amendment No. 1 to its preliminary Consent Statement.
•	On October 2, 2019, the Company announced that it entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Lantheus Holdings, Inc. (“Lantheus Holdings”) and Plato Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Lantheus Holdings, pursuant to which, Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Lantheus Holdings (the “Merger”).
•	On October 2, 2019, the Participating Stockholders issued a press release expressing their concerns with the announced Merger and expressing their belief that it substantially undervalues the Company.
•	Also on October 2, 2019, the Participating Stockholders filed Amendment No. 2 to its preliminary Consent Statement.
•	On October 4, 2019, the Company filed Amendment No. 1 to its preliminary consent revocation statement.
•	On October 4, 2019, Velan and certain of its Nominees held a call with Progenics management in response to Velan’s outreach, to learn more about the Lantheus transaction and receive an update on the Company.
•	On October 7, 2019, the Participating Stockholders filed this definitive Consent Statement.
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QUESTIONS AND ANSWERS ABOUT THIS CONSENT SOLICITATION

The following are some of the questions you, as a stockholder, may have and answers to those questions. The following is not meant to be a substitute for the information contained in the remainder of this Consent Statement, and the information contained below is qualified by the more detailed descriptions and explanations contained elsewhere in this Consent Statement. We urge you to carefully read this entire Consent Statement prior to making any decision on whether to grant any consent hereunder.

WHO IS MAKING THE SOLICITATION?

The Participating Stockholders are making this solicitation. See “Additional Participant Information” for additional information regarding the participants in this consent solicitation.

WHAT ARE THE PROPOSALS FOR WHICH CONSENTS ARE BEING SOLICITED?

We are asking you to consent to five corporate actions: (1) the Bylaw Restoration Proposal, (2) the Removal Proposal, (3) the Future Vacancy Proposal, (4) the Board Size Proposal and (5) the Election Proposal. Each of these Proposals are more fully described below.

The Participating Stockholders are asking you to consent to the Proposals in order to reconstitute the Board through the removal of three of Progenics’ current directors and any appointees to the Board prior to the effectiveness of the Proposals, including any appointees to fill the October Vacancies, and the election of our five Nominees.

WHY ARE WE SOLICITING YOUR CONSENT?

We believe significant changes to the leadership and composition of the Board are necessary in order to address the destruction of significant stockholder value at Progenics and to ensure that the Company is being run in a manner consistent with your best interests. Unfortunately, we have lost faith in the ability of the long-standing members of the Board to objectively and effectively evaluate the performance of CEO Mark Baker, who has presided over an extended period of significant stock price and operating underperformance. The Board’s actions leading up to, and following, the stockholder vote at the 2019 Annual Meeting, as described in more detail in the “Background to this Solicitation” and “Reasons for this Solicitation of Written Consents” sections of this Consent Statement, have solidified our belief that substantial change is desperately needed to put this Company on the right path forward.

This Consent Solicitation is the best option we have available at this time for immediately installing a new, independent majority on the Board that, in our opinion, will ensure our collective best interests are being looked after. Our highly-qualified Nominees are fully committed to improving the Company’s performance and increasing value for the benefit of all stockholders. We believe that reconstituting a majority of the Board with our independent Nominees will give stockholders the best chance of turning around the Company’s serial underperformance. In our view, Progenics stockholders can no longer afford to trust that the current Board will look after their best interests.

WHO ARE THE NOMINEES?

We are asking you to elect each of Gérard Ber, Eric J. Ende, Ann MacDougall, Heinz Mäusli and David W. Mims as a director of Progenics.  Collectively, they have significant operating, financial, corporate governance and transaction experience across a variety of sectors and directly relevant experience to a specialty pharmaceutical company such as Progenics. The business experience of our highly qualified Nominees is set forth in this Consent Statement under the section entitled “The Nominees,” which we urge you to read.

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WHO IS ELIGIBLE TO GRANT WRITTEN CONSENTS IN FAVOR OF THE PROPOSALS?

Stockholders of record of voting securities at the close of business on the Record Date have the right to consent to the Proposals. The Company has set October 7, 2019 as the Record Date.

The Company has not yet disclosed the number of shares of Common Stock outstanding as of the Record Date, each of which is entitled to one consent on each Proposal. As of September 30, 2019, there were 86,621,633 shares of Common Stock outstanding, as reported in the Merger Agreement filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 2, 2019.

WHEN IS THE DEADLINE FOR SUBMITTING CONSENTS?

We urge you to submit your consent as soon as possible.  In order for our Proposals to be adopted, the Company must receive written unrevoked consents signed by a sufficient number of stockholders to adopt the Proposals within 60 calendar days of the date of the earliest dated consent delivered to the Company.  The Participating Stockholders delivered its written consent to the Company on September 18, 2019. Consequently, the Participating Stockholders will need to deliver properly completed and unrevoked written consents to the Proposals from the holders of record of a majority of the outstanding voting securities as of the close of business on the Record Date no later than November 17, 2019. Nevertheless, we intend to set November 8, 2019 as the goal for submission of written consents. Effectively, this means that you have until November 8, 2019 to consent to the Proposals.

HOW MANY CONSENTS MUST BE RECEIVED IN ORDER TO ADOPT THE PROPOSALS?

The Proposals will be adopted and become effective when properly completed, unrevoked consents are signed by the holders of a majority of the outstanding voting securities as of the close of business on the Record Date, provided that such consents are delivered to the Company within 60 calendar days of the date of the earliest dated consent delivered to the Company.  The Company has not yet disclosed the number of shares of Common Stock outstanding as of the Record Date. As of September 30, 2019, there were 86,621,633 shares of Common Stock outstanding. Assuming there are still 86,621,633 shares of Common Stock outstanding as of the Record Date, the consent of the holders of at least 43,310,817 shares of Common Stock would be necessary to effect these Proposals. As of October 7, 2019, the Group collectively owned in the aggregate 10,161,733 shares of Common Stock, representing approximately 11.7% of the outstanding shares of Common Stock of the Company.

WHAT SHOULD YOU DO TO SUPPORT OUR PROPOSALS?

If your shares of Common Stock are registered in your own name, please submit your consent to us by signing, dating and returning the enclosed GREEN consent card in the postage-paid envelope provided.

If you hold your shares in “street” name with a bank, broker firm, dealer, trust company or other nominee, only they can exercise your right to consent with respect to your shares of Common Stock and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly give instructions to consent to the Proposals to your bank, broker firm, dealer, trust company or other nominee. Please follow the instructions to consent provided on the enclosed GREEN consent card. If your bank, broker firm, dealer, trust company or other nominee provides for consent instructions to be delivered to them by telephone or Internet, instructions will be included on the enclosed GREEN consent card.  We urge you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to the Participating Stockholders, c/o Okapi so that we will be aware of all instructions given and can attempt to ensure that such instructions are followed.

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WHOM SHOULD YOU CALL IF YOU HAVE QUESTIONS ABOUT THE SOLICITATION?

Please call our solicitor Okapi toll-free at: (888) 785-6673 (Stockholders). Banks and Brokers call collect at: (212) 297-0720.

If you have any questions regarding your GREEN consent card or need assistance in executing your proxy, please contact:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Stockholders may call toll-free: (888) 785-6673

Banks and brokers call: (212) 297-0720

E-mail: info@okapipartners.com

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REASONS FOR OUR SOLICITATION

WE BELIEVE THE TIME FOR SUBSTANTIAL CHANGE IS NOW

As one of the largest stockholders of Progenics, we have conducted extensive due diligence on the Company. In doing so, we have carefully analyzed the Company’s operating and financial performance as well as the competitive landscape in the pharmaceutical industry in which it operates. We have also engaged in extensive discussions with numerous stakeholders relevant to Progenics to get a deeper understanding of the Company and their views on the direction of Progenics under the current leadership regime, including discussions with current and former employees, executives with significant experience in developing and commercializing radiopharmaceutical products, physicians, thought leaders, and importantly, the majority of Progenics stockholders through our campaign for change at the 2019 Annual Meeting, all of which has solidified our belief that substantial change at Progenics is urgently required.

We believe there is significant value to be realized at Progenics. However, we have lost faith in the current Board’s ability to oversee the Company in a manner consistent with the best interests of all stockholders. Specifically, we are deeply concerned with the Board’s and management’s persistent track record of presiding over dismal stock price performance, commercial missteps, questionable clinical decision-making, limited public transparency, inefficient capital allocation and expense management, a lack of relevant management experience, lack of stockholder alignment and preference for unnecessary and costly dilution, and poor corporate governance, which we believe has resulted in significant value destruction for Progenics stockholders.

By way of brief background, as experienced investors and specialty pharmaceutical operators, we have attempted to work constructively with the Board to address our concerns as well as the opportunities that we believe are available to drive value for the benefit of all Progenics stockholders. Given the seeming lack of urgency in addressing our concerns and to preserve our rights as stockholders, we nominated a slate of director candidates for election to the Board at the 2019 Annual Meeting. Unfortunately, the Board chose to invalidate our nomination on technical grounds3, solidifying our belief that the Board had no interest in providing stockholders with the option to choose the best path forward for the Company and that substantial change was required.

We therefore felt compelled to take initial action to hold certain members of the Board responsible for this entrenchment-minded tactic as well as the overall lack of accountability at Progenics given the Company’s persistent underperformance and destruction of stockholder value. Despite our sincere efforts to reach a constructive resolution with the Company, we were left with no choice but to run a solicitation at the 2019 Annual Meeting against the re-election of Peter Crowley, as Chairman of the Board, and Michael Kishbauch, as then Chairman of the Nominating and Corporate Governance Committee. This campaign was supported by a significant majority of stockholder votes, resulting in the resignations of Messrs. Crowley and Kishbauch – sending a strong message to the Board that the status quo is simply not acceptable. Stockholders also expressed dissatisfaction with the performance of CEO Mark Baker; approximately 36% of the votes cast were against his re-election at the 2019 Annual Meeting, despite the fact that we did not solicit votes against the re-election of Mr. Baker in our 2019 Annual Meeting campaign.

3 On the date Velan submitted its nomination, it beneficially owned shares of Progenics in “street” name. While Velan is currently a stockholder of record of Progenics, it was not a stockholder of record on the date it submitted its nomination pursuant to the Company’s Bylaws.

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Unfortunately, this stockholder mandate does not appear to have improved the behavior of this Board. Indeed, our concerns with the direction of Progenics have only intensified following the 2019 Annual Meeting, leaving us with no choice but to pursue this Consent Solicitation. Specifically, we believe the Board’s actions (or lack thereof) after the 2019 Annual Meeting, including its (i) lack of cooperation and engagement with us (despite widespread stockholder support for our campaign for change) until recently and only after our public pressure, (ii) continued refusal to acknowledge the real issues facing the Company – the need for new leadership at Progenics, (iii) issuance of stock to departing directors, (iv) ineffective oversight of management’s continual underperformance, (v) inability to set and disclose metrics to properly judge management’s performance and (vi) most recently, its decision to sell the Company in a deal that we believe substantially undervalue Progenics, all point to a glaring and unmistakable conclusion – this Board does not have a pulse on the business, its management team or the overwhelming level of stockholder discontent.

Further, we believe the Board is stale and lacks radiopharmaceutical commercialization and supply chain expertise, among others skill sets, and importantly, has left CEO Mark Baker at the helm despite his persistent and prolonged failures as CEO.

Even with the upcoming resignations of two directors, which the Board chose to stall until October 2019 despite the clear stockholder mandate three months earlier, we simply cannot trust that this Board will do the right thing given its troubling track record. Indeed, our concerns were solidified by the Board’s recent decision to sell the Company in an all-stock deal in the midst of this Consent Solicitation.

It has therefore become increasingly clearer to us that accountability in the boardroom and wholesale change at Progenics is desperately needed. In order to continue the fight for value creation on behalf of all stockholders, we have therefore pursued this Consent Solicitation to reconstitute the Board.

Accordingly, we are seeking your support to remove three current directors – Mark Baker, David Scheinberg and Nicole Williams, who are the three longest-tenured directors responsible for Progenics’ persistent underperformance – and elect our five highly-qualified independent Nominees, Gérard Ber, Eric J. Ende, Ann MacDougall, Heinz Mäusli and David W. Mims, who we believe have the experience, skill sets and objectivity necessary to help drive value for the benefit of all Progenics stockholders. These new, fully-independent and highly-qualified Nominees bring particular experience in skillsets that we believe are lacking from the existing Board, including: radiopharmaceutical commercialization and supply chain expertise, investor relations and stockholder communication, sophisticated financial analysis and judgment, and appropriate governance and compensation oversight.

We believe that a significant refreshment of the Board through this Consent Solicitation will be a positive catalyst and continue the strong message that stockholders remain dissatisfied with the status quo and that meaningful leadership change is required.

We are Concerned with the Company’s Dismal Stock Price Performance Under the Current Leadership Team and Board

We believe the Board has failed to hold management accountable for the Company’s dismal stock price performance. Since the height of the financial crisis in 2009, the Board, including Messrs. Baker and Scheinberg and Ms. Williams, has managed to oversee the decline of Progenics’ share value during what has frequently been referred to as the longest bull market in our lifetimes. This speaks to underperformance for not just years, but across decades.

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As it relates to more recent history and particularly during the past three years, the Company has substantially underperformed its peers and relevant indices, as displayed in the following chart excerpted from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (the “2018 10-K”).

In our view, poor stock price performance is simply a manifestation of two key issues: persistently weak operating performance and lack of investor confidence in the governance and management of the company under the current regime. Importantly, we believe these dynamics can be fixed, but doing so requires substantial change at Progenics, including through the appointment of new and experienced directors that are willing to hold CEO Mark Baker accountable for his shortcomings.

Similarly troubling but not particularly surprising given this Board’s track record, the Company previously tried to defend its stock price performance by choosing eight different sets of “relevant peers” (such “peers” included companies whose clinical programs have failed and are now essentially trading near their cash balances) in June 2019. We believe this behavior clearly exemplifies the Board’s reflex-like approach to ignore, and its attempt to justify, potential problems rather than seek to acknowledge and remedy issues plaguing the Company.

Indeed, ISS likewise noted concerns with the Board’s failure to acknowledge the real issues facing the Company in its report for the 2019 Annual Meeting, stating: “The board's justifications for suboptimal performance have been uncompelling, and its apparent lack of acknowledgement that any issues exist seems to imply that it plans to make no substantive changes.”

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We are Concerned with the Lack of Execution Surrounding AZEDRA’s Commercial Launch

We believe the Company’s management team and Board have been unable to successfully execute on AZEDRA’s launch. AZEDRA was approved by the FDA in July 2018 at which point the Company stated it would take a “matter of weeks” to complete the onboarding processes, and as of June 2019, only two patients had received therapy with AZEDRA (as disclosed on the Company’s Q2 2019 earnings call on August 9, 2019). Under the direction of CEO Mark Baker and the current Board, it took the Company ten months to dose a single patient. This is even more concerning given that AZEDRA has no FDA Orange Book patents – each day delayed was (and each day numerous patients continue to be neglected is) another day lost of its FDA orphan drug exclusivity. Numerous patients afflicted by pheochromocytoma or paraganglioma continue to take an unapproved, compounded product while the Company’s management has been unable to successfully get AZEDRA in the hands of physicians and patients who need it.

It should also be noted that in June 2019 during the middle of our 2019 Annual Meeting proxy campaign, the Company stated that “Progenics has mastered [AZEDRA’s] complex commercialization process” yet in August 2019, the Company admitted this launch was “challenging” and management was “learning a lot” – two statements that are more reflective of AZEDRA’s performance to-date. Our research consistently suggests that the scarce progress on AZEDRA is not a demand problem, rather a supply (execution) issue.

We Question the Company’s Clinical Program Decision-Making and Prioritization

Progenics acquired Molecular Insight Pharmaceuticals, Inc. (“MIP”) and the rights to AZEDRA and development pipeline projects “1404” and “1095” over six years ago, in January 2013. The early clinical results of 1095 covering subjects treated between 2011 and 2013 were published in July 2014 (Zechmann et al.) and March 2017 (Afshar-Oromieh et al.) and as of today, this remains the most recent subject data referenced by the Company in its corporate presentation. Endocyte Inc., in contrast, acquired the rights to a similar asset in October 2017, created substantial value in the platform within a year, and sold the business to Novartis Pharmaceuticals Corporation for approximately $2.1 billion. Instead of focusing on 1095, we believe Progenics spent unnecessary time and resources on other less-valuable projects.

Instead of harnessing its potential first-mover advantage, Progenics is now behind a well-capitalized and well-entrenched competitor, which we believe is a result of poor judgment and a lack of focus at the Company as well as a lack of effective oversight by the Board. The current lack of urgency by Progenics is further exemplified by the Company’s statement in its 2018 10-K disclosure that 1095’s current patent coverage expires from 2027 through 2031, with the 2027 composition of matter patent being the “most significant” – this provides limited protection in the event of a potential 2026 commercial launch (Progenics’ disclosed commercial milestone date in the 2018 10-K). We fear that continued mismanagement and distractions may further delay 1095 and continue to erode stockholder value.

We are Concerned with the Limited Transparency and Openness with Stockholders

In our view, one of the most important obligations of a public company is to be open and transparent with its stockholders. We believe that Progenics could drastically improve in this regard.

•	Commercialization. We remain disappointed with the Company’s lack of clarity around AZEDRA’s launch. Management has not provided any sales guidance and has even admitted that the treatment request metric it has given stockholders multiple instances in 2019 is “not great” to measure their progress. Management also refused to directly answer analyst questions during its Q2 2019 earnings call regarding the evolution of these treatment requests. Given the amount of time that has passed, we believe Progenics should have been (and should continue to be) more transparent with its stockholders regarding the continued inability in providing product to patients and in providing sales expectations and forecasts.
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•	Regulatory Interactions. Progenics has noted its FDA interactions in its conference calls but has failed to disclose key items discussed with, and the resulting feedback from, the FDA. Given the potential value inherent in its pipeline and AZEDRA basket trial, we believe Progenics should disclose to stockholders the nature of its discussions with the FDA and any potentially material feedback received.
•	Clinical Progress. Progenics to-date has not provided an update on patient recruitment for 1095’s clinical trial. We believe this is because Progenics’ manufacturer currently has an import ban and cannot ship product into the United States, and, as a result, is currently only recruiting patients in Canada. We believe the Company should be forthright with stockholders regarding 1095’s expected clinical progress. A delay to the 1095 clinical trial because of these issues and a reluctance to implement a backup plan would destroy significant stockholder value.
•	Manufacturing. Progenics acquired a facility in Somerset, NJ in February 2019, more than six months after receiving FDA approval. The Company admitted to Velan that it had to make “tweaks” to its AZEDRA manufacturing process after acquiring the facility in February 2019, thereby implying that finished product was not available prior to this acquisition. When asked directly, the Company refused to provide a straightforward answer. Compare this to the Company’s 2017 10-K which stated Progenics is “in the final stages of establishing manufacturing capacity that we believe will be sufficient to deliver commercial supplies of AZEDRA.” Furthermore, the Company may encounter supply chain constraints in its current facility once the AZEDRA basket trial is launched and currently cannot manufacture 1095 in the United States which to-date has limited its clinical trial to Canadian sites. Given the value of AZEDRA and 1095, we believe Progenics should be forthright with stockholders and disclose the rationale and benefits (and timing thereof) regarding its manufacturing arrangements.
•	Financial Profile. The Company has failed to provide meaningful answers to important questions related to the Company’s revenue and expense base. For example, what is the expected ramp of AZEDRA sales? How much does the Company plan to spend to “dramatically expand the indications for AZEDRA”? Is a quarterly cash burn of ~$25 million this year indicative of future expenses? How and when will the Company evaluate a potential financing and what non-dilutive alternatives are available?

We are Concerned with Progenics’ Inefficient Capital Allocation and Expense Management

Progenics’ headquarters is comprised of a 26,000 square foot lease at One World Trade Center in New York City, one of the highest expense cities in the world. Although the Company’s rent expense was reduced in 2016, the initial year in its New York City lease, other years have been higher than its prior, more costly, rent expense (as can be seen in the Company’s 2018 Annual Form 10-K). Rent expense declined to $1.2M in 2016, but increased to $1.9M per annum for each of the past two years. Also, the Company's previous HQ facilities included lab space, which we understand is not currently provided in the New York City lease. The Company claims to have received tax benefits in conjunction with the New York City lease, but it has not provided specific details. We believe that prudent expense management, including evaluating lower cost alternatives and solid execution, is more important than high-end office space, which we believe would ultimately translate into favorable returns to stockholders.

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The Company reported SG&A and development expenses, excluding one-time write-offs, in excess of $60 million in 2018. The accumulated deficit has surpassed an astonishing $600 million. Even during 2019, the Company continues to burn cash of ~$25 million per quarter which is not sustainable given its cash balance and the current ramp of AZEDRA’s commercial launch. In another egregious demonstration, the Company spent nearly $6 million through Q2 2019 in legal and advisory fees attempting to defend the troubling status quo and resist a large stockholder’s push for beneficial changes in governance, which were ultimately supported by stockholders at the 2019 Annual Meeting. We suspect the Company spent even more in Q3 2019, the quarter in which the 2019 Annual Meeting was held, and may continue to spend stockholders’ capital once again fighting concerned stockholders instead of embracing long-overdue change.

We Believe There is a Lack of Relevant Management Experience at Progenics and Ineffective Oversight of Management

The Progenics management team continues to prove incapable of handling the successful commercialization of AZEDRA. Outside of Bryce Tenbarge, the Company’s Senior Vice President, Commercial, no other members of the management team have meaningful commercial launch experience or have held a commercial senior leadership role in the pharmaceutical industry prior to joining Progenics. Mr. Tenbarge’s immediate experience prior to Progenics was at a development-stage company, Celldex Therapeutics, which has yet to receive FDA approval for a single product. To compound this issue, prior to joining Progenics, Mr. Baker had zero operational experience within the pharmaceutical industry, yet he was appointed as CEO to lead a successful commercial pharmaceutical company. We believe Mr. Baker’s track record of value destruction at Progenics clearly demonstrates that he lacks the qualifications necessary to lead the Company.

The Progenics management team also appears complacent with operating its business without a backup plan (or at least one that is communicated to stockholders). This is evidenced by (i) the opacity behind AZEDRA’s manufacturing situation, (ii) the reliance upon a Canadian manufacturer with a current FDA import ban to be the sole supplier for 1095’s clinical trials in the United States, and (iii) the lack of pipeline progress for 1095 prior to the time 1404’s Phase 3 trial failed.

Given the persistent underperformance at Progenics, we question how the Board has seemingly failed to recognize the need to hire senior executives with relevant experience necessary to run a specialty pharmaceutical company and improve execution to a satisfactory level. In fact, Mr. Baker has received more than $20 million in pay since his appointment as CEO while stockholders have suffered a decline in the Common Stock by 21% (through September 6, 2019) during his tenure.

The most important governance responsibilities of the Board are to provide effective oversight of the Company and ensure that the right executive leadership is in place. Unfortunately, the Board, particularly longest-tenured directors Mr. Scheinberg and Ms. Williams, appear complacent with Mr. Baker’s underperformance, failing this basic duty to Progenics stockholders. A refreshed Board is desperately needed to instill accountability and put this Company on the right path forward.

Indeed, we believe ISS summed it up best in its 2019 report:

“Most importantly, the board has failed to hold the management accountable for multiple strategic and operational missteps, which have resulted in value destruction for the shareholders despite the company's possession of several promising assets…in a best case scenario, the board waited too long to add executives with the required expertise” (emphasis added).

We Believe the Board is Stale and Not Aligned with Stockholders, Creating a Preference for Unnecessary and Costly Stockholder Dilution

We believe the Board’s ineffectiveness at tackling the persistent destruction of stockholder value is in large part a function of a troubling misalignment of interests between the directors and Progenics stockholders.  Change on the Board is critical to ensure renewed focus and commitment to unlocking stockholder value. We believe the current Board is stale with Mr. Scheinberg having served as a director for more than twenty years (more than two decades), Ms. Williams having served as a director for more than twelve years (more than a decade) and Mr. Baker having served as a director for approximately ten years (a decade). We believe that Progenics’ stock price has suffered immensely due to the lack of fresh perspectives on the Board.

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Further, despite these long tenures, these three directors, including the CEO, collectively own less than 0.5% of the Company’s outstanding shares.4 The Participating Stockholders and Nominee Gérard Ber, on the other hand, collectively own approximately 11.7% of the Company’s outstanding shares. It seems apparent to us that with so little “skin in the game” and not enough confidence in the Company to engage in meaningful stock acquisitions, the Board does not have the same commitment to stockholder value as we do.

We believe the current Board’s lack of alignment with stockholders through its minimal stock ownership has caused a preference for unnecessary and costly stockholder dilution. This is evidenced by several events in 2018 and 2019. The Company filed a shelf registration statement in October 2018 to potentially raise additional equity capital two months after the Company raised $75 million at $8.25 per share in the public markets. When the Company filed its shelf registration in fall 2018, the share price had fallen more than 30% from its August pricing. Most egregiously, the Company elected to pay a June 2019 milestone related to the initial sales of AZEDRA in deeply-discounted stock instead of cash on hand. We believe that finding creative, non-dilutive ways to fund the business would be much more advantageous than continually issuing equity and diluting existing stockholders.

We also believe the current Board’s lack of alignment with stockholders is compounded by excessive compensation. In 2018 and 2017, the Board received compensation in excess of $7 million in compensation (including Mr. Baker’s service as CEO), which in Velan’s view is excessive and not appropriate given the Company’s poor stock and operational performance. Most egregiously, the Board sets compensation largely on qualitative metrics that are almost completely discretionary. When the Board did set a quantitative metric, they paid higher 2018 bonuses because the Board set a year-end cash balance goal which was only met because the Company raised $100 million of dilutive equity (rather than through operational progress). The Board continues to pay executives and themselves handsomely while stockholders suffer due to this misalignment of interests.

We are Concerned with the Company’s Poor Corporate Governance Practices

We remain seriously concerned with the Board’s decision to invalidate our 2019 nomination on technical grounds. A stockholder’s right to nominate director candidates is an important and long-standing part of the shareholder franchise. We exercised this right because we believe change on the Board is required to address the Company’s persistent underperformance and operational failures and to instill accountability in the boardroom.

Rather than seriously address the concerns of one of its largest stockholders and acknowledge the real issues plaguing the Company, the Board chose to invalidate our nomination of director candidates based on a technicality, which we believe serves to frustrate the shareholder franchise, preserve the status quo and entrench the Board. Given this stockholder-unfriendly action, together with the continued underperformance of the Company, we felt compelled to hold the responsible directors accountable by running a campaign against the re-election of Messrs. Crowley and Kishbauch at the 2019 Annual Meeting. Unfortunately, the Board’s preference for the status quo continued throughout the 2019 Annual Meeting as the Participating Stockholders’ continued outreach was repeatedly disregarded and met with minimal engagement by the Board. Perhaps even more concerning, this behavior continued after the 2019 Annual Meeting – in the face of broad stockholder support for change.

4 Excluding shares underlying exercisable options.

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Despite this lack of meaningful engagement with us following the 2019 Annual Meeting, the Company has touted a number of “governance enhancements”, including accepting the resignations of Messrs. Crowley and Kishbauch. We find it extremely disingenuous to tout the acceptance of resignations caused by their failure to be re-elected as an “enhancement” – rather, we see it as a clear showing of dissatisfaction with the current governance regime, particularly given Mr. Crowley’s position as Chairman of the Board. Indeed, throughout the 2019 Annual Meeting campaign the Company defended the actions of Messrs. Crowley and Kishbauch and it was only after a costly fight and formal stockholder voting that they were forced to resign. Even more concerning is that the Company chose to delay the effective date of their resignations until October 17, 2019 (more than three months after stockholders voted against their re-election) and continued providing compensation (including annual stock option grants) to these outgoing directors.

The Company also recently touted the reconstitution of Board committees and its commitment to appoint a new Chairman as governance enhancements, yet these changes were inevitable given the resignations of Messrs. Crowley and Kishbauch, and in our view, would not have occurred absent our campaign and stockholder pressure. In addition, the Board announced the adoption of stock ownership guidelines for non-employee directors and executive officers, but failed to acknowledge that it had initially resisted implementing such guidelines when we requested them as part of our settlement offer. Likewise concerning, the Company has not stated how its directors and officers will meet these ownership requirements, which we believe leaves the door open to further potential dilution.

We are concerned that these actions, and potential future actions, are a means to entrenchment as opposed to genuine positive change. Progenics stockholders deserve directors who will be proactive and work tirelessly to enhance value, not ones who appear only committed to doing so in the face of stockholder pressure.

We are Concerned with the Board’s Recent Decision to Sell the Company to Lantheus Holdings and Believe the Proposed Transaction Substantially Undervalues the Company

As noted above, on October 1, 2019, Progenics entered into the Merger Agreement with Lantheus Holdings, pursuant to which Merger Sub will merge with and into Progenics, with Progenics surviving as a wholly-owned subsidiary of Lantheus Holdings. Pursuant to the Merger, each share of Company Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than certain excluded shares as described in the Merger Agreement) will automatically convert into the right to receive 0.2502 of a share of Lantheus Holdings common stock. In addition, upon the closing of the Merger, all Progenics stock options, whether vested or unvested, will be assumed by Lantheus Holdings and converted into options to purchase Lantheus Holdings shares of common stock.

Completion of the Merger is subject to customary closing conditions, including, among others, (1) the adoption of the Merger Agreement by a majority of the holders of the outstanding shares of Progenics Common Stock, (2) approval of the issuance of Lantheus Holdings common stock issued in the Merger by a majority of the votes cast by Lantheus Holdings stockholders on the matter, and (3) approval for listing on the Nasdaq Global Market of Lantheus Holdings common stock. Either party may terminate the Merger Agreement in certain circumstances, including if (1) the Merger is not completed by July 1, 2020, (2) Progenics’ stockholders fail to adopt the Merger Agreement, (3) Lantheus Holdings’ stockholders fail to approve the share issuance in connection with the Merger, (4) a governmental authority has issued a final non-appealable governmental order prohibiting the Merger, (5) the other party materially breaches its representations, warranties or covenants in the Merger Agreement, (6) the other party’s board of directors has changed its recommendation in favor of the Merger or (7) the other party willfully and materially breaches certain covenants contained in the Merger Agreement.

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In the event of a termination of the Merger Agreement under certain specified circumstances, including a termination by Lantheus Holdings following a change in recommendation by the Company’s Board or a willful and material breach of the no-solicitation provision applicable to Progenics, Progenics may be required to pay Lantheus Holdings a termination fee equal to $18,340,000 (the “Termination Fee”). In the event of a termination of the Merger Agreement as a result of Progenics stockholders failing to adopt the Merger Agreement, Progenics may be required to reimburse the reasonable and documented out-of-pocket expenses incurred by Lantheus Holdings in connection with the Merger Agreement not to exceed $5,240,000. Additionally, if Progenics willfully and materially breaches the Merger Agreement and the Merger Agreement is thereafter terminated, Progenics may be required to pay damages to Lantheus Holdings equal to $18,340,000, net of any previously paid expense reimbursement paid to Lantheus Holdings by Progenics, unless Progenics has previously paid the Termination Fee.

We believe the Board’s decision to sell the Company to Lantheus Holdings pursuant to an all-stock transaction substantially undervalues the Company and reflects a desperate attempt to avoid accountability at all costs.  Rather than allowing stockholders to decide on the future of the Company by electing directors who they believe are best equipped to make these important decisions, the Board unilaterally entered into a transaction that we believe substantially undervalues the Company.

The Board’s decision to pursue this Merger only solidifies our belief that a reconstituted Board and new leadership is urgently required at the Company.

We Believe We Have a Superior Path Forward

For the reasons set for above, we believe the current Board, particularly long-tenured directors Messrs. Baker and Scheinberg and Ms. Williams, have proven time and time again that they cannot be trusted to act in the best interest of stockholders. Given the poor track record of this Board, including its failure to hold CEO Mark Baker accountable for Progenics’ extended stock price underperformance and destruction of significant stockholder value and its recent decision to sell the Company at what we view as a substantial discount, we believe that nothing short of wholesale change to the Board will facilitate a turnaround of the Company and rectify years of poor oversight and mismanagement. This is why we have nominated a slate of five highly-qualified Nominees, who if elected through this Consent Solicitation, will constitute a majority of the Board. We believe these Nominees will be objective, experienced and thoughtful directors who can help guide the Company to a strategy that will lead to operational, clinical and financial success for the benefit of all stockholders.

We believe significant opportunities exist to unlock substantial value at Progenics. We have been working diligently to develop a comprehensive plan to create significant stockholder value at Progenics, which we intend to finalize and release with the assistance of our Nominees in the coming weeks.

Our independent Nominees, if elected, are prepared to begin executing on this comprehensive plan for Progenics that will seek to put operations on par with well-performing competitors and create substantial value for stockholders. Our plan to turn Progenics around prioritizes the following initiatives:

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1.	Evaluation of Senior Management – given the prolonged underperformance, conduct a thorough and objective evaluation of the Company’s senior management team and recruit a top-flight CEO to lead Progenics into the future.

Our Nominees, if elected, are committed to undertaking a robust process to vet both internal and external talent in order to find a truly great, transformational, operationally-focused pharmaceutical leader. The Nominees have not selected a replacement CEO at this time, but we believe there are many qualified executives that could effectively lead the organization and have been engaged with executive recruiting firms with experience in the pharmaceutical industry that stand ready to assist the Nominees in identifying, recruiting and hiring such a candidate. Ultimately, this determination would be made by the new, improved Board. We understand that the Board has a succession plan that purportedly provides for interim leadership in the event Mr. Baker departs as CEO before a replacement can be named. If the succession plan does not include a plan for interim leadership or if the Board decides that an outside interim CEO is preferred, we believe the availability and quality of our Nominees are appropriate to provide extensive oversight and close guidance to management during any transition period, including one of our Nominees to step in and function as interim CEO.

2.	AZEDRA Commercialization and Engagement - focus on AZEDRA’s commercialization and engage with key physicians and key opinion leaders to ensure understanding their commercial needs. We believe our Nominees have the expertise that the current Board lacks regarding successfully commercializing radiopharmaceutical drugs and addressing the supply chain challenges faced by the Company. We have engaged with multiple physicians and believe that the Company has not met physician and patient needs through its lackluster product launch.
3.	Focus on Clinical Trials - work with Progenics’ management to understand the clinical trial designs of AZEDRA’s basket study and 1095’s Phase 2 program. It is imperative to understand the clinical trial design, including FDA’s feedback and the perspectives of physicians, as well as the commercial opportunity and competitive landscape to ensure each trial is designed to account for each of these factors. We believe our Nominees have the radiopharmaceutical product development experience and decision-making foresight that, in our view, is lacking at the Company.
4.	Evaluate and Optimize Budget / Capital Allocation - conduct a thorough review of all non-core projects, overhead and administrative spending with the goal of reducing spending levels to conserve capital for prioritized product commercialization and development expenses. There is no excuse for treating less than a handful of cancer patients with more than $60 million in annual operating expenses. In addition, all non-dilutive financing options should be evaluated given the potentially near-term financing need.
5.	Evaluate Compensation and Governance Practices – conduct a thorough review of compensation and corporate governance practices to ensure management is compensated in a manner commensurate with its performance and the Board is governed in a manner that prioritizes its fiduciary duties to stockholders through improved stockholder alignment.

Notwithstanding our Nominees’ commitment to executing upon this plan, they are completely independent of the Participating Stockholders and have no agreements or arrangements with the Participating Stockholders other than their agreement to serve as the Nominees and as members of the Group in connection with this Consent Solicitation (all of which expire once elected to the Board). If elected to the Board, our Nominees intend to act in accordance with their fiduciary duties on all matters that come before the Board, including with respect to the announced Merger, and are committed to working alongside their fellow Board members to fully evaluate and execute upon each of these initiatives.

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We believe reconstituting the Board to include our independent Nominees will significantly enhance the value of Progenics by bringing specific skillsets and relevant, proven track records that we believe are currently lacking on the Board and the management team. As demonstrated by their biography highlights below, our Nominees collectively possess decades of senior executive and operational experience, public company board experience, financial acumen, and radiopharmaceutical commercialization and supply chain expertise.

Gérard Ber (age 61)

-	Dr. Ber brings over 30 years of experience in molecular nuclear medicines, specifically including product development, production and commercialization of diagnostics and therapeutic products for several indications in various diseases
-	Dr. Ber was the Co-Founder and former Chief Operating Officer of Advanced Accelerator Applications S.A. until its acquisition by Novartis AG, responsible for the successful launches of LUTATHERA® for the treatment of gastropancreatic neuroendocrine tumors and various diagnostic radiopharmaceutical agents
-	Dr. Ber is a member of the board of Y-mAbs Therapeutics, Inc.

Eric J. Ende (age 51)

-	Dr. Ende is the President of Ende BioMedical Consulting Group, Inc. and currently serves on the boards of Avadel Pharmaceuticals plc and Matinas BioPharma Holdings, Inc.
-	He also serves on the Technology Transfer Committee of Mount Sinai Innovation Partners, aiding development in Mount Sinai discoveries and innovations
-	Dr. Ende was a senior biotechnology analyst for a number of large financial institutions, including Merrill Lynch, Bank of America Securities and Lehman Brothers
-	Dr. Ende previously served on the board of Genzyme Corp.

Ann MacDougall (age 66)

-	Ms. McDougall is the Chief Executive Officer and Co-Founder of Dunollie Fund and a Senior Advisor to Encore.org
-	She currently serves on the boards of Opiant Pharmaceuticals, Inc. and Atmos XR, Inc.
-	Ms. McDougall was previously a Fellow at the Harvard University Advanced Leadership Institute and also in a number of senior leadership roles at Acumen
-	Ms. MacDougall handled a number of legal matters at PricewaterhouseCoopers & PricewaterhouseCoopers International Limited (Paris), where she served as General Counsel and member of the Management Committee in the U.S. and as Global Deputy General Counsel in Paris

Heinz Mäusli (age 56)

-	Mr. Mäusli brings more than 15 years of experience in the molecular nuclear medicine industry, as well as significant management and executive experience
-	He is the former Chief Financial Officer of Advanced Accelerator Applications S.A., previously serving on its board and also on the executive team that managed its integration into Novartis AG after helping it grow into a global leader within its field
-	Mr. Mäusli previously worked as a management consultant for a number of strategy projects in both Europe and the United States for Accenture and Gemini Consulting as well as independently
-	Mr. Mäusli currently serves on the board of Inventiva SA

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David W. Mims (age 56)

-	Mr. Mims brings almost 30 years of experience in the specialty pharmaceuticals industry, as well as considerable management and commercial operations experience, having played a significant role in raising over $1 billion in debt and equity capital over the course of his career as a pharmaceutical executive and having led multiple successful product launches
-	He is the former President, U.S. Specialty Pharmaceuticals of Aptalis Pharmaceuticals, Inc., having grown the business to over $475 million in annual net sales
-	Mr. Mims helped found Scandipharm, Inc., and served as its Vice President, Chief Operating Officer and Chief Financial Officer
-	Mr. Mims currently serves on the boards of Guideway Care and SouthPoint Bank

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PROPOSAL 1 -- THE BYLAW RESTORATION PROPOSAL

The Participating Stockholders are asking you to consent to the adoption of the Bylaw Restoration Proposal to ensure that the incumbent Board does not limit the effect of your consent to remove three of the current directors (and any other directors appointed by the Board during this Consent Solicitation) and the election of the Nominees through changes to the Bylaws not filed with the SEC on or before April 1, 2019, which have the effect of limiting existing stockholders’ rights and abilities to take action in their capacity as stockholders of Progenics. The following is the text of the Bylaw Restoration Proposal:

“RESOLVED, that any provision of the Bylaws of Progenics Pharmaceuticals, Inc. as of the effectiveness of this resolution that was not included in the By-Laws filed with the Securities and Exchange Commission on April 1, 2019, be and are hereby repealed.”

If the Board does not effect any additional changes to the version of the Bylaws publicly available in filings by Progenics with the SEC on or before April 1, 2019, the Bylaw Restoration Proposal will have no further effect. However, if the incumbent Board has made additional changes since that time, such as amending the provision in the Bylaws to change the procedure by which a record date is set in connection with a consent solicitation, the Bylaw Restoration Proposal, if adopted, will restore the Bylaws to the version that was publicly available in filings by Progenics with the SEC on April 1, 2019, without considering the nature of any changes the incumbent Board may have adopted.  As a result, the Bylaw Restoration Proposal could have the effect of repealing bylaw amendments which one or more stockholders of the Company may consider to be beneficial to them or to the Company.  However, the Bylaw Restoration Proposal will not preclude the Board from reconsidering any repealed bylaw changes following the Consent Solicitation. The Participating Stockholders are not currently aware of any specific bylaw provisions that would be repealed by the adoption of the Bylaw Restoration Proposal.

THE PARTICIPATING STOCKHOLDERS URGE YOU TO CONSENT TO THE BYLAW RESTORATION PROPOSAL.

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PROPOSAL 2 -- THE REMOVAL PROPOSAL

The Participating Stockholders are asking you to consent to the Removal Proposal to remove three current members of the existing Board and any other person or persons appointed to the Board to fill any other vacancy or any newly-created directorships, including any director appointed by the Board to fill the October Vacancies (which, for the avoidance of doubt, excludes persons elected pursuant to this Consent Solicitation). The following is the text of the Removal Proposal:

“RESOLVED, that (i) each of Mark R. Baker, David A. Scheinberg and Nicole S. Williams and (ii) each person nominated, elected or appointed to the Board of Directors (the “Board”) of Progenics Pharmaceuticals, Inc. (the “Company”) to fill any vacancy or newly-created directorship after September 18, 2019 and prior to the effectiveness of this resolution, including any director appointed by the Board to fill any vacancy to be caused by the resignations of Peter Crowley and Michael Kishbauch, effective October 17, 2019, be and hereby is removed.”

The Board is currently composed of seven annually-elected directors, including Messrs. Crowley and Kishbauch, who will be resigning from the Board effective October 17, 2019. Unfortunately, despite the clear stockholder mandate, the Board chose to wait until three months after stockholders voted against their re-election to accept their resignations. Rather than work collaboratively with the Participating Stockholders to fill the October Vacancies in a timely manner, the Board chose to prolong the services of Messrs. Crowley and Kishbauch as directors of the Company and to allow the Company to continue to underperform under this Board’s leadership. Unfortunately, we can no longer sit idly by as stockholder value continues to be destroyed and we can no longer trust that this Board will act with the best interests of stockholders in mind. Accordingly, if the Board appoints new directors to fill the October Vacancies and stockholders consent to the Removal Proposal, such new directors will be removed from the Board. If, on the other hand, the Board does not fill the October Vacancies during this Consent Solicitation and stockholders consent to the Removal Proposal, only three current directors will be removed from the Board, which means that if stockholders consent to the Election Proposal, three of our Nominees would fill the vacancies as a result of the removal of the three directors and two of our Nominees would fill the two October Vacancies.

While it has always been our intention to work collaboratively with the Company to fill the October Vacancies, the Board’s delay tactics and failure to meaningfully engage with us following the 2019 Annual Meeting, together with its refusal to hold management accountable for its historic and continued underperformance, have left us with no choice but to take matters into our own hands. Since it is not our preference to remove newly appointed directors, to the extent the Board does appoint new directors to fill the October Vacancies and they are removed as a result of this Consent Solicitation, our Nominees, if elected, intend to evaluate the qualifications of any such individuals, together with the needs of the Board, and if they believe such individuals have the requisite skill sets, experience and qualifications to serve on the Board, the Nominees would consider recommending their appointment to the Board.

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Section 141(k) of the DGCL provides that any director or the entire board of directors of a Delaware corporation may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of the corporation’s directors, subject to exceptions if the corporation has a classified board or permits cumulative voting in the election of its directors. The Company does not have a classified board or cumulative voting in the election of its directors. Consequently, Section 141(k) of the DGCL permits the stockholders of the Company to remove any director or the entire Board without cause. If a stockholder wishes to consent to the removal of certain of the members of the Board, but not all of them, or if such stockholder does not wish to approve the removal of any other person or persons elected or appointed to the Board on or after September 18, 2019 but prior to the effective date of the Proposals, such stockholder may do so by checking the appropriate “consent” box on the enclosed GREEN consent card and writing (1) the name of each such person that the stockholder does not wish to be removed and/or (2) “do not consent to removal of future directors.” If there are less than five vacancies on the Board as of the effective date of the Proposals and there are more nominees receiving the requisite number of consents to fill vacancies pursuant to Proposal 5 than the number of such resulting vacancies, then it is the Participating Stockholders’ intention that the Nominees be appointed in order of the number of consents received by the Nominees, with the Nominee receiving the highest number of consents filling the first available vacancy. Vacancies will be considered “available” within the meaning of the preceding sentence in descending order corresponding to the number of consents for a particular incumbent director’s removal. In the event that two or more Nominees, each of whom receives the same number of consents, are to be considered for filling a particular vacancy, such vacancy shall be filled with the first such Nominee in alphabetical order.

The Company has not yet disclosed the number of shares of Common Stock outstanding as of the Record Date. According to the Merger Agreement filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 2, 2019, as of September 30, 2019, there were 86,621,633 shares of Common Stock outstanding, each entitled to one consent per share.

Assuming there are still 86,621,633 shares of Common Stock outstanding as of the Record Date, 33,149,084 shares in addition to the 10,161,733 shares entitled to consent held by the Group will be needed to effect Proposal 2. If any stockholder consenting to Proposal 2 writes in the name of any existing directors that such stockholder does not wish to be removed, then the total number of shares represented by any such GREEN consent card will be subtracted from the total number of shares consenting to the removal of such director pursuant to Proposal 2. In the event that holders of less than 43,310,817 shares of outstanding voting securities consent to the removal of any existing director, then such director will not be removed pursuant to Proposal 2. The actual number of consents necessary to effect the Proposals will depend on the facts as they exist on the Record Date.

The GREEN consent card delivered with this Consent Statement provides stockholders with the opportunity to adopt the Removal Proposal in part by designating the names of any member of the Board whom such stockholder does not want removed from the Board.

THE PARTICIPATING STOCKHOLDERS URGE YOU TO CONSENT TO THE REMOVAL PROPOSAL.

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PROPOSAL 3 -- THE FUTURE VACANCY PROPOSAL

The Participating Stockholders are asking you to consent to the adoption of the Future Vacancy Proposal to provide that when one or more directors shall resign from the Board, effective at a future date, either stockholders or a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies. Accordingly, you are being asked to amend the Bylaws in order to allow for both stockholders and a majority of the directors to have the ability to fill any vacancies on the Board resulting from resignations effective at a future date, as set forth on Schedule III to this Consent Statement.

The following is the text of the Future Vacancy Proposal:

“RESOLVED, that Article IV, Section 4.04 of the Bylaws of Progenics Pharmaceuticals, Inc. (the “Company”) is hereby amended, as set forth on Schedule III to this Consent Statement, to provide that when one or more directors shall resign from the Company’s Board of Directors, effective at a future date, either stockholders or a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies”

Because the resignations of Messrs. Crowley and Kishbauch are not effective until October 17, 2019 and we are effectively seeking to fill those vacancies through this Consent Solicitation, we are asking stockholders to consent to the Future Vacancy Proposal out of an abundance of caution given this Board’s track record in order to avoid any purported claims by the Company that Section 4.04 of the Bylaws gives only the Board the right to fill vacancies resulting from resignations effective at a future date.

Notwithstanding the foregoing, we do not believe the Future Vacancy Proposal is required in order for stockholders to fill a vacancy that occurs as a result of a director failing to receive the required vote for re-election pursuant to the Company’s resignation policy (i.e., a majority voting standard), as is the case for Messrs. Crowley and Kishbauch. As clearly set forth in Section 4.03 of the Bylaws, stockholders have the ability to fill any vacancies on the Board. In fact, Section 4.03 of the Bylaws further states that “a vacancy among the directors shall be deemed to exist under this section [4.03] if, at any meeting of stockholders at which directors are to be elected (including any meeting referred to in Section 4.04 [of the Bylaws]), the stockholders fail to elect the number of directors then constituting the whole Board of Directors.” Accordingly, we believe stockholders have the ability to fill the October Vacancies. Further, the resignations of Messrs. Crowley and Kishbauch will be effective prior to the conclusion of this Consent Solicitation.

Notwithstanding the foregoing, we also believe stockholders should consent to the Future Vacancy Proposal because it serves to enhance stockholders’ rights to fill certain vacancies.

THE PARTICIPATING STOCKHOLDERS URGE YOU TO CONSENT TO THE FUTURE VACANCY PROPOSAL.

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PROPOSAL 4 -- THE BOARD SIZE PROPOSAL

The Bylaws currently provide that the number of directors constituting the Board shall be fixed at each annual meeting of stockholders, but if the number is not so fixed, the number shall remain as it stood immediately prior to such meeting.  While the Bylaws further state that at any time during any year, the number of directors may be increased or reduced by stockholders or the Board, the Bylaws do not specifically permit stockholders to fix the size of the Board.  The Participating Stockholders are therefore asking you to consent to the adoption of the Board Size Proposal to give both stockholders and the Board the ability to fix the size of the Board and to fix the size of the Board at seven members.   Accordingly, you are being asked to amend the Bylaws as specifically set forth on Schedule IV to this Consent Statement.

The following is the text of the Board Size Proposal:

“RESOLVED, that Article IV, Section 4.01 of the Bylaws of Progenics Pharmaceuticals, Inc. is hereby amended, as set forth on Schedule IV to this Consent Statement, to fix the size of the Board at seven members.”

If the Board Size Proposal is approved, the size of the Board will be fixed at seven directors, however, as set forth on Schedule IV to this Consent Statement, the number of directors constituting the Board may be adjusted from time to time by (i) a By-Law amending Section 4.01 of the By-Laws duly adopted by the Board of Directors or by the stockholders or (ii) a resolution passed by a majority of the Board of Directors.  Accordingly, both the Board and stockholders have the ability to change the size of the Board following this Consent Solicitation.

THE PARTICIPATING STOCKHOLDERS URGE YOU TO CONSENT TO THE BOARD SIZE PROPOSAL.

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PROPOSAL 5 –THE ELECTION PROPOSAL

We do not believe the current Board has been acting in the best interests of the stockholders, as discussed in further detail in the “Reasons for the Solicitation” section of this Consent Statement. Accordingly, the Participating Stockholders are asking you to consent to elect, without a stockholders’ meeting, each of the following individuals to serve as a director of Progenics: Gérard Ber, Eric J. Ende, Ann MacDougall, Heinz Mäusli and David W. Mims.

The Board is currently composed of seven directors, all of whom are elected annually, although, as previously noted, Peter Crowley and Michael Kishbauch will be resigning from the Board effective October 17, 2019. All of the Nominees, if elected, would serve as a single class together on the Board. Each would hold office until the next annual meeting of stockholders and until such person’s successor has been elected or until such person’s death, resignation, retirement or removal. If three incumbent directors and two directors appointed to fill the October Vacancies (assuming the Board fills such vacancies) are removed pursuant to the Removal Proposal, or if three incumbent directors are removed pursuant to the Removal Proposal and the October Vacancies remain unfilled, then your consent to elect the Nominees will have the legal effect of electing to the Board our five highly qualified director Nominees to serve on a Board composed of seven members. Under the current Bylaws, stockholders are permitted to fill any vacancies on the Board, including vacancies caused by the removal of directors. There is no assurance that any of the Company’s incumbent directors will serve as directors if any of the Nominees are elected.

THE NOMINEES

The following information sets forth the name, age, business address, present principal occupation, and employment and material occupations, positions, offices, or employments for the past five years of each of the Nominees. The specific experience, qualifications, attributes and skills that led us to conclude that the Nominees should serve as directors of the Company is set forth in the bios below.

Dr. Gérard Ber, age 61, co-founded and served as the Chief Operating Officer of Advanced Accelerator Applications S.A. (“AAA”) (formerly NASDAQ: AAAP), a pioneering radiopharmaceutical company that develops, produces and commercializes diagnostic and therapeutic products for several indications in oncology, cardiology, neurology and infectious/inflammatory diseases, from 2002 until it was acquired by Novartis AG in January 2018.  Dr. Ber was responsible for US and Worldwide commercial efforts, drug development, supply chain, and business development activities at AAA, including the successful launches of LUTATHERA® for the treatment of gastropancreatic neuroendocrine tumors and various diagnostic radiopharmaceutical agents. Dr. Ber helped grow AAA from a start-up to a global leader in molecular nuclear medicine and served as a member of its board of directors from inception until 2014.  Prior to joining AAA, Dr. Ber served as the Director of OM Pharma’s Western European group from 2000 to 2002, the Director General and Director of Marketing and Commerce for CIS Medipro from 1994 to 2000, and in various management roles at CIS Bio International from 1984 to 1994.  Dr. Ber has served as a member of the board of directors of Y-mAbs Therapeutics, Inc. (NASDAQ: YMAB), a clinical stage biopharmaceutical company, since December 2018, where he currently serves on the Nominating and Corporate Governance, Compensation and Audit committees. Dr. Ber received a PhD in pharmacy and a master’s degree in advanced studies in food science from the Université Scientifique et Médicale de Grenoble, and a degree in marketing and international commerce from the Institut de Pharmacie Industrielle de Paris. The Participating Stockholders believe that Dr. Ber’s more than 30 years of experience in MNM, including development, production and commercialization of diagnostics and therapeutic products for several indications in oncology, cardiology, neurology and infectious/inflammatory diseases, together with his leadership experience as Chief Operating Officer of AAA and public company board experience, would make him a valuable member of the Board.

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Dr. Eric J. Ende, age 51, currently serves as the President of Ende BioMedical Consulting Group, Inc., a privately-held consulting company which is focused on helping life sciences companies raise capital, identify licensing partners, and optimize corporate structure as well as analyzing both private and public investment opportunities for clients within the life sciences industry, a position he has held since 2009. Dr. Ende has also served on the board of directors of each of Avadel Pharmaceuticals plc (NASDAQ: AVDL), a specialty pharmaceutical company, since December 2018, where he serves on the Audit and Compensation Committees, and Matinas BioPharma Holdings, Inc. (NYSE AMERICAN: MTNB), a clinical-stage biopharmaceutical company, since April 2017, where he chairs the Compensation Committee and serves on the Audit Committee. Dr. Ende has also served on the Technology Transfer Committee of Mount Sinai Innovation Partners, which develops Mount Sinai discoveries and innovations, since March 2015.  From January 2015 to October 2016, he served as Chairman of the Unsecured Creditor’s Committee in the bankruptcy of Egenix, Inc.  Dr. Ende also previously served on the board of directors of Genzyme Corp. (formerly NASDAQ: GENZ), a biotechnology company, from 2010 until it was acquired by Sanofi-Aventis in 2011. Earlier in his career, he served as the senior biotechnology analyst at Merrill Lynch, from 2002 until 2008; as the senior biotechnology analyst at Bank of America Securities from 2000 through 2002; and as a biotechnology analyst at Lehman Brothers from 1997 to 2000. During Dr. Ende’s career as a biotechnology analyst, he was named to Institutional Investor’s All-America Equity Research Team six times as well as to The Greenwich Survey list of top analysts. Dr. Ende received a Master’s in Business Administration in Finance and Accounting from NYU - Stern Business School, a Doctor of Medicine degree from Mount Sinai School of Medicine in 1994, and a Bachelor’s of Science degree in Biology and Psychology from Emory University in 1990. The Participating Stockholders believe that Dr. Ende is qualified to serve on the Board due to his over 20 years of experience in the pharmaceutical and life sciences industries, including as President of Ende BioMedical Consulting Group and as a biotechnology analyst, and his prior public company board experience.

Ann MacDougall, age 66, currently serves as the Chief Executive Officer of Dunollie Fund, a family impact investment fund that she co-founded in January 2018.  She also currently serves as a Senior Advisor to Encore.org (“Encore”), a non-profit organization that promotes second chapter careers for the greater good through thought leadership, research, innovative and movement building, a position she has held since November 2017. She previously served as the President of Encore from January 2014 through October 2017.  In 2013, Ms. MacDougall was a Fellow at the Harvard University Advanced Leadership Initiative.  Prior to that, she served in a number of senior leadership roles at Acumen from 2013-2017, a non-profit impact investment fund investing in social enterprises that serve low-income communities in developing countries, including most recently as Acumen’s Chief Operating Officer. Prior to Acumen, Ms. MacDougall had a long career managing legal matters at PricewaterhouseCoopers & PricewaterhouseCoopers International Limited (Paris), including as General Counsel and member of the Management Committee in the U.S. and Global Deputy General Counsel in Paris. Ms. MacDougall currently serves on the board of directors of Opiant Pharmaceuticals, Inc. (NASDAQ: OPNT), a specialty pharmaceutical company, since May 2016, where she chairs the Compensation Committee, is a member of Nominating and Corporate Governance Committee, and previously served on the Audit Committee.  She has also served on the board of directors of Atmos XR, Inc., a technology and logistics company, since October 2017.  Ms. MacDougall earned her B.A. at Tufts University and her J.D. at Brooklyn Law School. The Participating Stockholders believe that Ms. MacDougall is qualified to serve on the Board due to her extensive financial, legal and management experience, together with her extensive leadership experience as a senior executive and member of numerous private and public boards and their committees.

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Heinz Mäusli, age 56, has more than 15 years of experience in molecular nuclear medicine. He was the Chief Financial Officer of Advanced Accelerator Applications S.A. (“AAA”) (formerly NASDAQ: AAAP), a pioneering radiopharmaceutical company that develops, produces and commercializes diagnostic and therapeutic products for several indications in oncology, cardiology, neurology and infectious/inflammatory diseases, from 2003 until 2018, serving as CFO for an additional 6 months, after it was acquired by Novartis AG in January 2018 for $3.9 billion, in order to support the integration. He was on the executive team that managed the integration of AAA into Novartis after helping grow AAA over 15 years from a start-up to a global leader in molecular nuclear medicine with 650+ employees in 13 countries and 20 production and R&D facilities. He was the key executive who led the listing of AAA on Nasdaq in November 2015 at $16 per share and oversaw the due diligence process and contract negotiations with Novartis leading to a sale of the company for $82 per share in January 2018. At AAA, Mr. Mäusli also led the acquisition of 10 companies, served as AAA’s General Counsel from 2003 until 2015, and was a member of the company’s board of directors from 2008 to January 2014. Prior to joining AAA, Mr. Mäusli was an independent management consultant from 2002 until 2003. He worked as a management consultant on strategy projects in Europe and in the USA for Accenture from 1996 until 2001 and for Gemini Consulting from 1995 until 1996. Since May 2019, Mr. Mäusli has served on the board of directors of Inventiva S.A. (Euronext: IVA), a French clinical stage biotech company. Mr. Mäusli received a master’s degree in management of organizations from the University of St. Gallen in Switzerland and a master’s degree in business administration from Columbia Business School in New York. The Participating Stockholders believe that Mr. Mäusli’s expertise in radiopharmaceuticals as well as the operational, organizational, financial and cultural complexities of growing and integrating international companies, together with his leadership experience as a senior executive and public company director, well qualifies him for service on the Board.

David W. Mims, age 56, has served as a member of the board of directors at each of Guideway Care, a healthcare company that provides technology-enabled care guidance, since May 2017 and SouthPoint Bank, a community banking institution, since August 2015. Previously, Mr. Mims served as President, U.S. Specialty Pharmaceuticals for Aptalis Pharma Inc. (“Aptalis”) (f/k/a Axcan Pharma Inc.), a privately held pharmaceutical company, from May 2011 until May 2014, shortly after it was acquired by Forest Laboratories, Inc. (formerly NYSE: FRX).  While at Aptalis, Mr. Mims managed over 200 employees and grew the business to over $475 million in annual net sales. Mr. Mims similarly served as President, U.S. Specialty Pharmaceuticals at Axcan Intermediate Holdings Inc., the parent company of Axcan Pharma Inc. (formerly TSE: AXP and  NASDAQ: AXCA), from February 2008 until May 2014 and as a member on its board from 2000 to 2007. Mr. Mims began working at Axcan Pharma Inc. as Executive Vice President and Chief Operating Officer in 2000 after the company acquired Scandipharm, Inc., a privately held pharmaceutical company, which Mr. Mims helped found and for which he served as Vice President, Chief Operating Officer and Chief Financial Officer, from 1991 until 1998. During his career as a pharmaceutical executive, Mr. Mims has played a significant role in raising over $1 billion in capital and successfully leading multiple commercial organizations including the new product launches. Mr. Mims was also an integral part of multiple transactions, including the sale of Scandipharm to Axcan Pharma, Inc. for ~$100 million, the sale of Axcan Pharma, Inc. to TPG Capital for $1.3 billion, the acquisition of Eurand, Inc. for $583 million and the sale of Aptalis to Forest Laboratories for $2.9 billion. Currently, Mr. Mims serves as a member of the American Institute of Certified Public Accountants and Alabama Society of Certified Public Accountants. Previously, Mr. Mims served as a director of the University of Alabama at Birmingham Research Foundation. Mr. Mims is a licensed CPA (inactive). Mr. Mims received his B.S. in accounting from Auburn University. The Participating Stockholders believe that Mr. Mims’ almost 30 years experience in the pharmaceutical industry in executive and director positions gives him unique business expertise, particularly in the areas of specialty pharmaceuticals and commercial operations, that make him well qualified to serve on the Board.

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The principal business address of Dr. Ber is Untere Roostmatt 16, CH 6300, Switzerland. The principal business address of Dr. Ende is 6231 PGA Blvd., Suite 104-168, Palm Beach Gardens, FL 33418. The principal business address of Ms. MacDougall is 610 West End Ave, New York, NY 10024. The principal business address of Mr. Mäusli is Schützenweg 3, 9032 Engelburg, Switzerland. The principal business address of Mr. Mims is 2104 Longleaf Circle, Vestavia, Alabama 35216.

Mr. Mims, Ms. MacDougall and Dr. Ende are citizens of the United States. Dr. Ber and Mr. Mäusli are citizens of Switzerland.

As of the date hereof, Dr. Ende, Messrs. Mäusli and Mims and Ms. MacDougall do not own beneficially or of record any securities of the Company. As of the date hereof, Dr. Ber beneficially owns 50,000 shares of Common Stock. The shares of Common Stock purchased by Dr. Ber were purchased in the open market with personal funds.

Each of the Nominees may be deemed to be a member of the Group (as defined below) for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each of the Nominees specifically disclaims beneficially ownership of the shares of Common Stock owned by the other members of the Group. For information regarding purchases and sales during the past two years by certain members of the Group of securities of the Company, see Schedule I.

Velan, Altiva, Balaji Venkataraman, Virinder Nohria, LTE, LTE Management, MCM, Ryan Melkonian, Terence Cooke, Deepak Sarpangal and the Nominees are collectively referred to as the “Group” herein.

On September 18, 2019, the members of the Group entered into a Joint Filing and Solicitation Agreement in which, among other things, (a) the parties agree to the joint filing on behalf of each of them of statements on Schedule 13D with respect to the securities of the Company and (b) the parties agree to form a Group for the purpose of (i) soliciting written consents or proxies in favor of the Proposals, (ii) taking such other actions as the parties deem advisable and (iii) taking all other action necessary or advisable to achieve the foregoing.

The Participating Stockholders believe that each Nominee presently is, and if elected as a director of the Company, each of the Nominees would be, an “independent director” within the meaning of (i) applicable NASDAQ listing standards applicable to board composition, including Rule 5605(a)(2), and (ii) Section 301 of the Sarbanes-Oxley Act of 2002. No Nominee is a member of the Company’s compensation, nominating or audit committee that is not independent under any such committee’s applicable independence standards.

Other than as stated herein, there are no arrangements or understandings between the Participating Stockholders and any of the Nominees or any other person or persons pursuant to which the nomination of the Nominees described herein is to be made, other than the consent by each of the Nominees to be named in this Consent Statement and to serve as a director of the Company if so elected. No Nominee is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries in any material pending legal proceedings.

If the Participating Stockholders are successful in obtaining stockholder approval for the election of four (4) or more Nominees, then a change of control of the Board may be deemed to have occurred under certain of the Company’s material contracts.  Based on a review of the Company’s material contracts and agreements, such a change of control may trigger certain change of control provisions or payments contained therein as described below.

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Pursuant to the Company’s 2018 Performance Incentive Plan (the “2018 Plan”) a change in control occurs, among other things, if individuals who, as of March 28, 2018 (the “Effective Date”), constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board. In the event that the Participating Stockholders are successful in electing four or more of its Nominees as a result of this Consent Solicitation, a change of control under the 2018 Plan could be triggered. Under the 2018 Plan, a change in control would permit the Compensation Committee to do any one or more of the following in the event of such change in control: (i) the acceleration or extension of time periods for purposes of exercising, vesting in, or realizing gain from any award, (ii) the elimination or modification of performance or other conditions related to the payment or other rights under an award, (iii) provision for the cash settlement of an award for an equivalent cash value, as determined by the Compensation Committee, or (iv) such other modification or adjustment to an award as the Compensation Committee deems appropriate to maintain and protect the rights and interests of participants.

Pursuant to the Company’s 2005 Stock Incentive Plan (the “2005 Plan”), a change in control occurs, among other things, upon a change in the composition of the Board such that during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by certain provisions in the 2005 Plan) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members thereof. In the event that the Participating Stockholders are successful in electing four or more of its Nominees as a result of this Consent Solicitation, a change of control under the 2005 Plan could be triggered. Under the 2005 Plan, a change in control would permit the Compensation Committee to, in its sole discretion, provide for the accelerated vesting of any awards in the event of such change in control.

Pursuant to the Loan Agreement entered into between Healthcare Royalty Partners III, L.P., and the Company’s subsidiary, MNTX Royalties Sub LLC (the “Borrower”) (the “Loan Agreement”), a change in control occurs, among other things, if during any one year period, individuals who at the beginning of such period constitute the Board of the Borrower or the Company (together with any new directors, other than directors designated by certain provisions in the Loan Agreement, whose election by the Board or nomination by the Borrower’s shareholders was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the Board of Borrower or the Company then in office. In the event that the Participating Stockholders are successful in electing four or more of its Nominees as a result of this Consent Solicitation, a change of control under the Loan Agreement could be triggered. Under the Loan Agreement, a change in control could trigger a mandatory prepayment of the outstanding principal balance of the loan, approximately $43 million (per the Company’s 2Q 2019 Form 10-Q), plus any accrued and unpaid interest. However, we believe the Board can, by specific vote, “approve” of the Nominees to avoid triggering a change of control under the Loan Agreement. Additionally, based on our conversations with multiple potential financing sources, we are confident that the loan can be refinanced or replaced, perhaps with an even higher principal balance (which could serve as a non-dilutive source of funding).

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The Participating Stockholders have not independently verified if the copies of the agreements discussed above (collectively, the “Company Agreements”) are the same as the actual executed copies of the agreements publicly filed by the Company with the SEC, and the analyses above are based on our review of the Company’s public SEC filings. While we are not aware of any, there may be other agreements that may be triggered by a change in control in connection with the nomination and/or election of the Nominees. The discussion of the potential impact of the nomination is based entirely upon our review of the Company Agreements.  Notwithstanding the foregoing, the Participating Stockholders would expect the Board, consistent with its fiduciary duties, to take any and all action necessary to render inapplicable any change in control provision that would be triggered by the nomination and/or election of the Nominees under the 2018 Plan, 2005 Plan and the Loan Agreement, as necessary and to the extent applicable and permitted.

The Election Proposal to elect the Nominees is conditioned, in part, upon the effectiveness of the Removal Proposal. If none of the then existing members of (or appointees to) the Board, including the directors appointed by the Board to fill the October Vacancies (assuming the Board fills such vacancies), are removed pursuant to the Removal Proposal, and there are no vacancies to fill, none of the Participating Stockholders’ nominees can be elected pursuant to the Election Proposal. If the Board does not fill the October Vacancies, however, there will be two vacancies on the Board that can be filled by stockholders through their consent to elect our Nominees via the Election Proposal.

If there are less than five vacancies on the Board as of the effective date of these Proposals and there are more nominees receiving the requisite number of consents to fill vacancies pursuant to the Election Proposal than the number of such resulting vacancies, then it is the Participating Stockholders’ intention that the Nominees be appointed in order of the number of consents received by the Nominees, with the Nominee receiving the highest number of consents filling the first available vacancy. Vacancies will be considered “available” within the meaning of the preceding sentence in descending order corresponding to the number of consents for a particular incumbent director’s removal. In the event that two or more Nominees, each of whom receives the same number of consents, are to be considered for filling a particular vacancy, such vacancy shall be filled with the first such Nominee in alphabetical order.

Although we have no reason to believe that any of the Nominees will be unable or unwilling to serve as directors, if any of the Nominees are not available for election, the Participating Stockholders may designate such other nominee or nominees to be elected to the Board. In any such case, we would identify and properly designate such substitute nominees in accordance with the Bylaws and shares of Common Stock represented by the enclosed GREEN consent card will be voted for such substitute nominee(s). Each of the Nominees has agreed to be named in this Consent Statement and to serve as a director of the Company, if elected. The GREEN consent card delivered with this Consent Statement provides each stockholder with the opportunity to approve the Election Proposal in part by designating the names of any of the Nominees whom such stockholder does not want elected to the Board.

The participating stockholders URGE YOU TO CONSENT TO THE ELECTION OF ALL FIVE OF THE Nominees.

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CONSENT PROCEDURES

Section 228 of the DGCL provides that, absent a contrary provision in a Delaware corporation’s certificate of incorporation, any action that is required or permitted to be taken at a meeting of the corporation’s stockholders may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and such consents are properly delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Progenics’ Amended and Restated Certificate of Incorporation (the “Charter”) does not contain any such contrary provision.

Section 141(k) of the DGCL provides that any director or the entire board of directors of a Delaware corporation may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of the corporation’s directors, subject to exceptions if the corporation has a classified board or cumulative voting in the election of its directors. The Company does not have a classified board or cumulative voting in the election of its directors. Accordingly, under Delaware law, the entire Board or any individual director may be removed from office, with or without cause, by the affirmative vote of stockholders holding at least a majority of the then outstanding shares of the Company entitled to vote at an election of directors. Article IV, Section 4.03 of the Bylaws currently provides that if any vacancy shall occur among the directors, or if the number of directors shall at any time be increased, the directors then in office, although less than a quorum, by a majority vote may fill the vacancies or newly-created directorships, or any such vacancies or newly-created directorships may be filled by the stockholders at any meeting.

The Bylaws provide that, in order to determine the stockholders entitled to express consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. According to the Bylaws, if the Company does not fix a record date, then the record date shall be: (i) when no prior action by the Board has been taken, the day on which the first written consent is delivered to the Company or (ii) when prior action by the Board is required, the close of business on the day on which the Board adopts the resolution relating to the action.

For the Proposals to be effective, properly completed and unrevoked written consents must be delivered to Progenics within 60 days of the earliest dated written consent delivered to Progenics. The Participating Stockholders delivered a signed written consent to Progenics on September 18, 2019. Consequently, the Participating Stockholders will need to deliver properly completed and unrevoked written consents to the Proposals from the holders of record of a majority of the outstanding voting securities as of the close of business on the Record Date no later than November 17, 2019. Nevertheless, we intend to set November 8, 2019 as the goal for submission of written consents. WE URGE YOU TO ACT TODAY TO ENSURE THAT YOUR CONSENT WILL COUNT. The Participating Stockholders reserve the right to submit to Progenics consents at any time within 60 days of the earliest dated written consent delivered to Progenics.

If the Proposals become effective as a result of this Consent Solicitation by less than unanimous written consent, prompt notice of the Proposals will be given under Section 228(e) of the DGCL to stockholders who have not executed written consents. All stockholders will be notified as promptly as possible by press release of the results of the solicitation.

Under applicable Delaware law, none of the holders of Common Stock are entitled to appraisal rights in connection with any matter to be acted through this Consent Solicitation.

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Revocation of Written Consents

An executed consent card may be revoked at any time by delivering a written consent revocation before the time that the action authorized by the executed consent becomes effective. Revocations may only be made by the record holder that granted such consent. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective. The delivery of a subsequently dated GREEN consent card that is properly executed will constitute a revocation of any earlier consent. The revocation may be delivered either to the Participating Stockholders, in care of Okapi, or to the principal executive offices of Progenics. Although a revocation is effective if delivered to Progenics, the Participating Stockholders request that either the original or photostatic copies of all revocations of consents be mailed or delivered to the Participating Stockholders, c/o Okapi, at the address set forth on the back cover of this Consent Statement, so that the Participating Stockholders will be aware of all revocations and can more accurately determine if and when sufficient unrevoked consents to the actions described in this Consent Statement have been received.

Procedural Instructions

You may consent to any of the Proposals on the enclosed GREEN consent card by marking the “CONSENT” box and signing, dating and returning the GREEN consent card in the envelope provided. You may also vote against consenting with respect to any of the Proposals on the enclosed GREEN consent card by marking the “AGAINST CONSENT” box, and signing, dating and returning the GREEN consent card in the envelope provided. You may abstain from consenting to any of the Proposals on the enclosed GREEN consent card by marking the “ABSTAIN” box and signing, dating and returning the GREEN consent card in the envelope provided.

If you sign, date and return the GREEN consent card, but give no direction with respect to certain of the Proposals, you will be deemed to consent to any such Proposal.

Please note that in addition to signing the enclosed GREEN consent card, you must also date it to ensure its validity.

THE PARTICIPATING STOCKHOLDERS URGE YOU TO CONSENT TO ALL OF THE PROPOSALS ON THE ENCLOSED GREEN CONSENT CARD.

SOLICITATION OF CONSENTS

The solicitation of consents pursuant to this Consent Solicitation is being made by the Participating Stockholders. Consents may be solicited by mail, facsimile, telephone, telegraph, Internet, in person and by advertisements.

The Participating Stockholders have entered into an agreement with Okapi for solicitation and advisory services in connection with this solicitation, for which Okapi will receive a fee not to exceed $100,000, together with reimbursement for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws. Okapi will solicit consents from individuals, brokers, banks, bank nominees and other institutional holders. The Participating Stockholders have requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares of Common Stock they hold of record. The Participating Stockholders will reimburse these record holders for their reasonable out-of-pocket expenses in so doing. It is anticipated that Okapi will employ approximately 24 persons to solicit Progenics stockholders as part of this solicitation.

41

The entire expense of this consent solicitation is being borne by the Participating Stockholders. Costs of this consent solicitation are currently estimated to be approximately $1,100,000. The Participating Stockholders estimate that through the date hereof its expenses in connection with this consent solicitation are approximately $400,000. The actual amount could be higher or lower depending on the facts and circumstances arising in connection with the solicitation.

The Participating Stockholders intend to seek reimbursement from Progenics of all expenses it incurs in connection with the solicitation. The Participants do not intend to submit the question of such reimbursement to a vote of security holders of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. The Participating Stockholders are currently subject to Section 16(a) of the Exchange Act. The Participating Stockholders believe that all members of the Group have complied with all Section 16(a) filing requirements.

ADDITIONAL PARTICIPANT INFORMATION

The participants in this solicitation are Velan, Altiva, Mr. Venkataraman, Dr. Nohria, LTE, LTE Management, MCM, Mr. Melkonian, Mr. Cooke, Mr. Sarpangal and the Nominees (collectively, the “Participants” and each a “Participant”). Velan is a private investment partnership domiciled in Georgia. Altiva is a private investment adviser domiciled in Nevada. Mr. Venkataraman is an investor in the specialty pharmaceutical industry. The principal business address of Velan, Altiva and Mr. Venkataraman is 1055b Powers Place, Alpharetta, GA 30009. The principal occupation of Dr. Nohria is serving on the boards of various pharmaceutical companies. The principal business address of Dr. Nohria is 120 Emerald Lane, Roswell, GA 30075. LTE is a private investment fund domiciled in Delaware, the principal business of which is to acquire, hold, dispose of and otherwise invest in securities. LTE Management is a private company domiciled in Delaware, the principal business of which is serving as the manager of LTE. MCM is a registered investment advisor domiciled in Delaware, the principal business of which is to manage investment and trading activities of private investment funds, including LTE. Mr. Melkonian is the Chief Investment Officer and Managing Member of MCM. Mr. Cooke is a Senior Managing Director of MCM. The principal business address of LTE, LTE Management, MCM and Messrs. Melkonian and Cooke is 450 West 31st Street, 12th Fl., New York, NY 10001. The principal occupation of Mr. Sarpangal is serving as the Managing Member of Sarpa Holdings, a private investment company. The principal business address of Mr. Sarpangal is 9 Toledo Court, Burlingame, CA 94010.

The following sets forth the names and the number of shares of Common Stock of the Company beneficially owned by each of the Participating Stockholders and Nominee Gérard Ber. All percentages are based on 86,621,633 shares of Common Stock outstanding as of September 30, 2019, as disclosed in in the Merger Agreement filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 2, 2019.

42

Name	Number of Shares of Common Stock of the Company Beneficially Owned[1]	Percent of Common Stock of the Company
Velan Capital, L.P.	8,011,733[2]	9.2%
Altiva Management Inc.	8,011,733[3]	9.2%
Balaji Venkataraman	8,011,733[4]	9.2%
Virinder Nohria	110,000	0.1%
LTE Partners, LLC	1,950,000[5]	2.3%
LTE Management, LLC	1,950,000[6]	2.3%
Melkonian Capital Management, LLC	1,950,000[7]	2.3%
Ryan Melkonian	1,950,000[8]	2.3%
Terence Cooke	40,000	0.05%
Deepak Sarpangal	0	0%
Gérard Ber	50,000	0.06%

1.	The Participating Stockholders have formed a “group” within the meaning of Section 13(d)(3) of the Exchange Act. However, each of the Participating Stockholders expressly disclaims beneficial ownership of any securities in the table above other than securities indicated as being beneficially owned by such individual or entity on the applicable row.
2.	Includes 100 shares in record name. Velan directly beneficially owns the shares of Common Stock reported herein as being beneficially owned by it. Velan may be deemed to have sole power to vote or direct the vote of (and the sole power to dispose or direct the disposition of) such shares.
3.	Altiva, as the general partner of Velan, may be deemed to have sole power to vote or direct the vote of (and the sole power to dispose or direct the disposition of) the shares of Common Stock directly beneficially owned by Velan.
4.	Mr. Venkataraman, as the sole shareholder of Altiva, may be deemed to have sole power to vote or direct the vote of (and the sole power to dispose or direct the disposition of) the shares of Common Stock directly beneficially owned by Velan.
5.	LTE directly beneficially owns the shares of Common Stock reported herein as being beneficially owned by it. LTE may be deemed to have sole power to vote or direct the vote of (and the sole power to dispose or direct the disposition of) such shares.
6.	LTE Management, as the sole manager of LTE, may be deemed to have sole power to vote or direct the vote of (and the sole power to dispose or direct the disposition of) the shares of Common Stock directly beneficially owned by LTE.
7.	MCM, as the sole investment advisor to LTE, may be deemed to have sole power to vote or direct the vote of (and the sole power to dispose or direct the disposition of) the shares of Common Stock directly beneficially owned by LTE.
43

8.	Mr. Melkonian, in his capacities as (i) the sole manager and majority member of LTE Management and (ii) the Chief Investment Officer, Managing Member and majority owner of MCM, may also be deemed to have sole power to vote or direct the vote of (and the sole power to dispose or direct the disposition of) the shares of Common Stock directly beneficially owned by LTE.

For information regarding purchases and sales of securities of the Company during the past two years by certain Participants in this solicitation, see Schedule I.

The Participants and their associates and affiliates may effect purchases of shares of Common Stock through margin accounts maintained for them with brokers, which extend margin credit as and when required to open or carry positions in their margin accounts, subject to applicable federal margin regulations, stock exchange rules and such firms’ credit policies. Positions in shares of Common Stock may be held in margin accounts and may be pledged as collateral security for the repayment of debt balances in such accounts. Such margin accounts may from time to time have debit balances. In addition, since other securities may be held in such margin accounts, it may not be possible to determine the amounts, if any, of margin used to purchase shares of Common Stock.

On September 18, 2019, the Participants entered into the Joint Filing and Solicitation Agreement described under the Election Proposal.

Except as set forth in this Proxy Statement (including the Schedules hereto), (i) during the past 10 years, no Participant in this solicitation has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no Participant in this solicitation directly or indirectly beneficially owns any securities of the Company; (iii) no Participant in this solicitation owns any securities of the Company which are owned of record but not beneficially; (iv) no Participant in this solicitation has purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by any Participant in this solicitation is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no Participant in this solicitation is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any Participant in this solicitation owns beneficially, directly or indirectly, any securities of the Company; (viii) no Participant in this solicitation owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no Participant in this solicitation or any of his or its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no Participant in this solicitation or any of his or its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; and (xi) no Participant in this solicitation has a substantial interest, direct or indirect, by securities holdings or otherwise, in any matter to be acted on at the Annual Meeting.

There are no material proceedings to which any Participant in this solicitation or any of his or its associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

44

STOCKHOLDER Proposals for Inclusion in Proxy Materials

A stockholder seeking to have a proposal included in the proxy statement for the Company’s 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”) must comply with Rule 14a-8 under the Exchange Act, which sets forth the requirements for including shareholder proposals in Company-sponsored proxy materials. In accordance with Rule 14a-8, for a stockholder proposal to be considered for inclusion in next year’s Proxy Statement, it must be submitted in writing to the Company’ Corporate Secretary no later than Friday, January 31, 2020, which is 120 days prior to the one-year anniversary of the date the 2019 Proxy Statement was first mailed or made available to shareholders. If the Company receives notice after that date of a stockholder’s intent to present a proposal at the Company’s 2020 Annual Meeting, the Company will have the right to exercise discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in the Company’s proxy materials. However, if the date of the 2020 Annual Meeting changes by more than 30 days from the one-year anniversary of the date of the 2019 Annual Meeting, then such proposals must be received a reasonable time before the Company begins to print and send its proxy materials for the 2020 Annual Meeting.

STOCKHOLDER Proposals and Nomination of Director Candidates Not Intended for Inclusion in Proxy Materials

A stockholder seeking to present a proposal or nominate a director for election to the Company’s Board at the 2020 Annual Meeting but not intending for such proposal or nomination to be included in the proxy statement for the meeting must comply with the advance notice requirements set forth in the Bylaws. The Company’s Bylaws require a stockholder seeking to present a proposal or nominate a director for the 2020 Annual Meeting to provide written notice to Progenics’ Corporate Secretary at One World Trade Center, 47th Floor, Suite J, New York, NY 10007 (i) no earlier than Friday, March 13, 2020, 120 days prior to the first anniversary of the 2019 Annual Meeting, and (ii) no later than Sunday, April 12, 2020, 90 days prior to such first anniversary. In order to comply with the advance notice requirements set forth in the Bylaws, a stockholder must be a holder of record and must comply with the other requirements of the advance notice requirements included in the Bylaws, which can be found in Section 3.05 (with respect to director nominations) and Section 3.06 (with respect to shareholder proposals). To obtain a copy of the Bylaws at no charge, you may write to Progenics’ Corporate Secretary at the address set forth in this paragraph. A current copy of the Bylaws is also available as Exhibit 3.2 to the Company’s Current Report on Form 8-K, as filed with the SEC on April 1, 2019.

Requirements for Director Nominations to be Considered for Inclusion in Proxy Materials (i.e., Proxy Access)

Under certain circumstances specified in the Company’s Bylaws, a stockholder, or group of no more than 20 shareholders, owning at least three percent of Progenics’ outstanding common stock continuously for at least the prior three years, may nominate for election to the Board and inclusion in the proxy materials the Company distributes for its annual meeting of shareholders up to the greater of two directors or 25 percent (rounded down to the nearest whole number) of the number of directors then serving on the Board. Stockholders who wish to nominate persons for election to the Board at the 2020 Annual Meeting and have those director nominees included in the proxy materials distributed by the Company for such meeting, must deliver written notice of the nomination to Progenics’ Corporate Secretary at One World Trade Center, 47th Floor, Suite J, New York, NY 10007 no earlier than Wednesday, January 1, 2020 and no later than Friday, January 31, 2020. In the event that the 2020 Annual Meeting is called for a date that is not within 30 days before or after Saturday, July 11, 2020 (an “Other Meeting Date”), such written notice of nomination must be received not later than the close of business on the later of the date that is 180 days prior to such Other Meeting Date and the 10th day following the day on which the date of such Other Meeting Date is first publicly announced or disclosed by Progenics. Other specifics regarding the foregoing proxy access right, including the required content of the notice and certain other eligibility and procedural requirements, can be found in Section 3.07 of the Bylaws. To obtain a copy of the Bylaws at no charge, you may write to Progenics’ Corporate Secretary at the address set forth in this paragraph. A current copy of the Bylaws is also available as Exhibit 3.2 to the Company’s Current Report on Form 8-K, as filed with the SEC on April 1, 2019.

OTHER MATTERS AND ADDITIONAL INFORMATion

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” consent statements and annual reports. This means that only one copy of this Consent Statement may have been sent to multiple stockholders in your household. The Participating Stockholders will promptly deliver a separate copy of the document to you if you write to our solicitor, Okapi Partners, at the following address or phone number: 1212 Avenue of the Americas, 24th Floor, New York, NY 10036, or call toll free at +1 (888) 785-6673. If you want to receive separate copies of our consent materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact our solicitor at the above address and phone number.

45

SPECIAL INSTRUCTIONS

If you were a record holder of shares of Common Stock as of the close of business on the Record Date for this consent solicitation, you may elect to consent to, vote against consenting to or abstain with respect to each Proposal by marking the “CONSENT,” “AGAINST CONSENT” or “ABSTAIN” box, as applicable, underneath each Proposal on the accompanying GREEN consent card and signing, dating and returning it promptly in the enclosed post-paid envelope.

IF A STOCKHOLDER EXECUTES AND DELIVERS A GREEN CONSENT CARD, BUT FAILS TO CHECK A BOX MARKED “CONSENT,” “AGAINST CONSENT” OR “ABSTAIN” FOR A PROPOSAL, THAT STOCKHOLDER WILL BE DEEMED TO HAVE CONSENTED TO THAT PROPOSAL, EXCEPT THAT THE STOCKHOLDER WILL NOT BE DEEMED TO CONSENT TO EITHER: 1) THE REMOVAL OF ANY DIRECTOR WHOSE NAME IS WRITTEN IN THE SPACE THE APPLICABLE INSTRUCTION TO THE REMOVAL PROPOSAL PROVIDES ON THE CARD OR 2) THE ELECTION OF ANY NOMINEE WHOSE NAME IS WRITTEN IN THE SPACE THE APPLICABLE INSTRUCTION TO THE ELECTION PROPOSAL PROVIDES ON THE CARD.

YOUR CONSENT IS IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED GREEN CONSENT CARD AND RETURN IT IN THE ENCLOSED POST-PAID ENVELOPE PROMPTLY. YOU MUST DATE YOUR CONSENT IN ORDER FOR IT TO BE VALID. FAILURE TO SIGN, DATE AND RETURN YOUR CONSENT WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE PROPOSALS.

If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can execute a consent with respect to those shares of Common Stock and only on receipt of specific instructions from you. Thus, you should contact the person responsible for your account and give instructions for the GREEN consent card to be signed representing your shares. You should confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to Okapi at the address below, so that we will be aware of all instructions given and can attempt to ensure that those instructions are followed. If you have any questions or require any assistance in executing your consent, please call Okapi at the numbers listed below.

If you have any questions regarding your GREEN consent card or need assistance in executing your proxy, please contact:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Stockholders may call toll-free: (888) 785-6673

Banks and brokers call: (212) 297-0720

E-mail: info@okapipartners.com

46

INCORPORATION BY REFERENCE

WE HAVE OMITTED FROM THIS CONSENT STATEMENT CERTAIN DISCLOSURE REQUIRED BY APPLICABLE LAW THAT IS EXPECTED TO BE INCLUDED IN A CONSENT REVOCATION STATEMENT TO BE FILED BY THE COMPANY RELATING TO THE PROPOSALS DESCRIBED HEREIN BASED ON RELIANCE ON RULE 14A-5(C). THIS DISCLOSURE IS EXPECTED TO INCLUDE, AMONG OTHER THINGS, CURRENT BIOGRAPHICAL INFORMATION ON THE COMPANY’S DIRECTORS, INFORMATION CONCERNING EXECUTIVE COMPENSATION AND OTHER IMPORTANT INFORMATION. SEE SCHEDULE II FOR INFORMATION REGARDING PERSONS WHO BENEFICIALLY OWN MORE THAN 5% OF THE SHARES AND THE OWNERSHIP OF THE SHARES BY THE DIRECTORS AND MANAGEMENT OF THE COMPANY.

The information concerning the Company contained in this Consent Statement and the Schedules attached hereto has been taken from, or is based upon, publicly available information.

VELAN CAPITAL, L.P.

October 7, 2019

47

SCHEDULE I

TRANSACTIONS IN SECURITIES OF the Company
DURING THE PAST TWO YEARS

Shares of Common Stock Purchased / (Sold)	Date of Purchase / Sale

VELAN CAPITAL, L.P.
1,900	07/31/2018
500	08/02/2018
1,000	08/08/2018
500	08/09/2018
1,500	08/10/2018
500	08/14/2018
500	08/23/2018
500	09/11/2018
500	09/13/2018
1,000	09/14/2018
500	09/21/2018
1,000	10/05/2018
1,000	10/22/2018
1,000	10/26/2018
1,000	10/30/2018
16,000	11/27/2018
10,000	11/28/2018
12,500	11/29/2018
5,000	12/04/2018
5,000	12/07/2018
2,000	12/10/2018
2,000	12/17/2018
5,000	12/18/2018
5,000	12/21/2018
5,000	01/08/2019
5,000	01/10/2019
4,500	01/11/2019
2,500	01/14/2019
7,500	01/29/2019
5,000	01/31/2019
5,000	02/01/2019
20,000	02/07/2019
30,000	02/08/2019
40,000	02/11/2019

I-1

20,000	02/13/2019
20,000	02/14/2019
85,000	02/20/2019
35,000	02/21/2019
10,000	02/22/2019
120,000	02/25/2019
110,000	02/26/2019
100,000	02/27/2019
200,000	02/28/2019
100,000	03/01/2019
100,000	03/04/2019
50,000	03/05/2019
238,500	03/06/2019
200,000	03/07/2019
200,000	03/08/2019
150,000	03/11/2019
111,500	03/13/2019
414,349	03/14/2019
50,000	03/18/2019
100,000	03/19/2019
376,000	03/20/2019
220,700	03/21/2019
454,300	03/22/2019
50,000	03/25/2019
520,000	03/27/2019
52,900	03/28/2019
179,404	03/29/2019
126,400	04/01/2019
404,240	04/02/2019
101,707	04/03/2019
85,000	04/09/2019
75,100	04/10/2019
300,000	04/11/2019
100	04/12/2019
50,000	04/18/2019
22,302	04/23/2019
50,000	04/24/2019
54,571	04/29/2019
293,027	04/30/2019
54,437	06/06/2019
33,750	06/11/2019
21,813	06/12/2019
12,200	06/14/2019
3,500	08/05/2019
2,200	08/06/2019
300	08/07/2019
66,900	08/09/2019

I-2

125,000	08/12/2019
170,642	08/13/2019
80,000	08/21/2019
613,874	08/22/2019
130,826	08/23/2019
73,230	08/26/2019
277,424	09/03/2019
243,614	09/04/2019
72,023	09/09/2019
VIRINDER NOHRIA
50,000	02/20/2019
7,800	02/21/2019
2,200	02/21/2019
50,000	03/20/2019
LTE PARTNERS, LLC
29,721	03/11/2019
37,575	03/12/2019
40,000	03/13/2019
42,000	03/14/2019
68,700	03/18/2019
44,800	03/19/2019
81,500	03/22/2019
47,000	03/26/2019
100,000	03/27/2019
20,000	03/28/2019
85,000	03/29/2019
33,600	04/01/2019
81,200	04/02/2019
125,000	04/03/2019
187,700	04/04/2019
31,204	04/05/2019
39,795	04/09/2019
176,405	04/17/2019
200,000	04/29/2019
68,378	04/30/2019
85,422	05/01/2019
135,000	05/31/2019
125,000	08/12/2019
43,520	09/05/2019
21,480	09/09/2019

I-3

Terence cooke
40,000	06/10/2019
Gérard Ber
50,000	03/15/2019

I-4

SCHEDULE II

The following table is reprinted from the Company’s proxy statement filed with the Securities and Exchange Commission on September 25, 2019.

	Shares Beneficially Owned (2)
Name and Address of Beneficial Owner (1)	Number	Percent
BlackRock, Inc. and affiliates (3) 55 East 52nd Street New York, NY 10055	13,530,763	15.66%

Altiva Management Inc. and affiliates (4) 1055b Powers Place Alpharetta, GA 30009	10,161,733	11.76%

Armistice Capital, LLC and affiliates (5) 510 Madison Avenue, 7th Floor New York, NY 10022	5,700,000	6.60%

State Street Corporation and affiliates (6) One Lincoln Street Boston MA 02111	5,151,528	5.96%

Point72 Asset Management, L.P. and affiliates (7) 72 Cummings Point Road Stamford, CT 06902	4,775,000	5.53%

Farallon Capital Management LLC and affiliates (8) One Maritime Plaza Suite 2100 San Francisco, CA 94111	4,675,567	5.41%

Eagle Asst Management (9) 880 Carillon Parkway St. Petersburg, FL 33716	4,495,365	5.20%

Mark R. Baker (10)	1,554,930	1.80%

Bradley L. Campbell (11)	77,332	*

Peter J. Crowley (12)	478,332	*

Karen J. Ferrante (13)	153,332	*

Michael D. Kishbauch (14)	168,674	*

David A. Scheinberg (15)	219,514	*

Nicole S. Williams (16)	168,332	*

Patrick Fabbio (17)	244,125	*

Benedict Osorio (18)	41,202	*

Bryce Tenbarge (19)	114,300	*

Vivien Wong (20)	546,046	*

All directors and executive officers as a group (21)	3,766,119	4.19%

_______________

* Less than one percent.

II-1

(1)	The address of each beneficial owner who is a director or officer of the Company is in care of the Company.
(2)	With respect to our directors and executive officers, and except as indicated and/or pursuant to applicable community property laws, each shareholder possesses sole voting and investment power with respect to the shares of Common Stock listed. The number of shares of Common Stock beneficially owned includes shares issuable pursuant to stock options held by the shareholder that are currently exercisable (i.e., within 60 days of September 23, 2019). Shares issuable upon exercise of these options are deemed outstanding for computing the percentage of beneficial ownership of the person holding the options but not of any other person. None of the shares held by our directors and executive officers are pledged as collateral.

With respect to other shareholders identified above, the percent reported is calculated by dividing (i) the number of shares reported by the shareholder in the Schedule 13G or Schedule 13D filing described in the related note by (ii) the aggregate number of our common shares outstanding on September 23, 2019, and differs from the Percent of Class reported in the shareholder’s Schedule 13G or Schedule 13D; it assumes that the shareholder continued to own the number shares reported in its Schedule 13G or Schedule 13D on September 23, 2019.

(3)	Based on a Schedule 13G (Amendment No. 6) filed on January 31, 2019, BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A. and BlackRock Investment Management, LLC acquired the securities reported. According to the Schedule 13G, BlackRock, Inc., in its capacity as a parent-holding company of the foregoing BlackRock funds, has sole voting power over 13,069,292 shares of our Common Stock and sole dispositive power over 13,530,763 shares of our Common Stock.
(4)	Based on a Schedule 13D (Amendment No. 3) filed on September 19, 2019, Altiva Management Inc., Velan Capital, L.P., Balaji Venkataraman, Dr. Virinder Nohria, LTE Partners, LLC, LTE Management, LLC, Melkonian Capital Management, LLC and Ryan Melkonian acquired the securities reported. According to the Schedule 13D, Velan Capital, L.P., Altiva Management Inc., as general partner of Velan Capital, L.P., and Balaji Venkataraman, as the sole shareholder of Altiva Management Inc., have sole voting and dispositive power over 8,011,733 shares of our Common Stock, Dr. Virinder Nohria has sole voting and dispositive power over 110,000 shares of our Common Stock, LTE Partners, LLC, LTE Management, LLC, Melkonian Capital Management, LLC and Ryan Melkonian have sole voting and dispositive power over 1,950,000 shares of our Common Stock, Terence Cooke has sole voting and dispositive power over 40,000 shares of our Common Stock, and Gérard Ber has sole voting and dispositive power over 50,000 shares of our Common Stock.
(5)	Based on a Schedule 13G (Amendment No. 1) filed on February 14, 2019, Armistice Capital, LLC, Armistice Capital Master Fund Ltd. and Steven Boyd acquired the securities reported. According to the Schedule 13G, Armistice Capital, LLC, Armistice Capital Master Fund Ltd. and Steven Boyd share voting and dispositive power over the 5,700,000 shares of our Common Stock.
II-2

(6)	Based on a Schedule 13G filed on February 14, 2019, SSGA Funds Management, Inc., State Street Global Advisors Limited (UK) and State Street Global Advisors Trust Company acquired the securities reported. According to the Schedule 13G, State Street Corporation, in its capacity as a parent-holding company of the foregoing State Street funds, shares voting power over 4,872,495 shares of our Common Stock and shares dispositive power over the 5,151,528 shares of our Common Stock.
(7)	Based on a Schedule 13G filed on January 2, 2019, Point72 Asset Management, L.P., Point72 Capital Advisors, Inc., Cubist Systematic Strategies, LLC and Steven A. Cohen acquired the securities reported. According to the Schedule 13G, Point72 Asset Management, L.P. and Point72 Capital Advisors, Inc. share voting and dispositive power over the 4,775,000 shares of our Common Stock, Cubist Systematic Strategies, LLC shares voting and dispositive power over 6,895 shares of our Common Stock, and Steven A. Cohen shares voting and dispositive power over 4,781,895 shares of our Common Stock.
(8)	Based on a Schedule 13G filed on June 24, 2019, Farallon Capital Management LLC and affiliates acquired the securities reported. According to the Schedule 13G, Farallon Capital Management LLC and affiliates have shared voting and dispositive power over the 4,675,567 shares of our Common Stock.
(9)	Based on a Schedule 13G (Amendment No. 3) filed on January 16, 2019, Eagle Asset Management, Inc. acquired the securities reported. According to the Schedule 13G, Eagle Asset Management, Inc. has sole voting and dispositive power over the 4,495,365 shares of our Common Stock.
(10)	Includes 161,140 shares outstanding and 1,393,790 issuable upon exercise of currently exercisable options.
(11)	Includes 12,000 shares outstanding and 65,332 shares issuable upon exercise of currently exercisable options.
(12)	Includes 50,000 shares outstanding and 428,332 shares issuable upon exercise of currently exercisable options.
(13)	Consists of 153,332 shares issuable upon exercise of currently exercisable options.
(14)	Consists of 168,674 shares issuable upon exercise of currently exercisable options.
(15)	Includes 56,182 shares outstanding and 163,332 issuable upon exercise of currently exercisable options.
(16)	Includes 5,000 shares outstanding and 163,332 issuable upon exercise of currently exercisable options.
(17)	Includes 244,125 shares issuable upon exercise of currently exercisable options.
(18)	Includes 21,202 shares outstanding and 20,000 issuable upon exercise of currently exercisable options.
(19)	Includes 114,300 shares issuable upon exercise of currently exercisable options.
(20)	Includes 4,121 shares outstanding and 541,925 issuable upon exercise of currently exercisable options.
(21)	Includes 309,645 shares outstanding and 3,456,474 issuable upon exercise of currently exercisable options held by directors, NEOs, and other executive officers of the Company.
II-3

SCHEDULE III

PROPOSED AMENDMENT OF BYLAWS TO GIVE STOCKHOLDERS OR A MAJORITY OF DIRECTORS THEN IN OFFICE THE ABILITY TO FILL ANY VACANCIES ON THE BOARD OF DIRECTORS OF THE COMPANY RESULTING FROM A RESIGNATION EFFECTIVE AT A FUTURE DATE

Article IV, Section 4.04 of the By-Laws of Progenics Pharmaceuticals, Inc. is hereby amended by replacing the last sentence of such section with the following:

“When one or more directors shall resign from the Board of Directors, effective at a future date, either stockholders or a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective or at such time as otherwise designated by the stockholders or the Board following the effective date of such resignation or resignations, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until his or her successor shall have been duly elected and qualified.”

III-1

SCHEDULE IV

PROPOSED AMENDMENT OF BYLAWS TO SET THE NUMBER OF DIRECTORS WHICH SHALL CONSTITUTE THE BOARD OF DIRECTORS

Article IV, Section 4.01 of the By-Laws of Progenics Pharmaceuticals, Inc. is hereby amended by replacing the second sentence of such section with the following:

“The number of directors constituting the Board of Directors shall be seven members; provided, however, that the number of directors constituting the Board of Directors may be adjusted from time to time by (i) a By-Law amending this Section 4.01 duly adopted by the Board of Directors or by the stockholders or (ii) a resolution passed by a majority of the Board of Directors.”

IV-1

IMPORTANT

Tell your Board what you think! YOUR CONSENT IS VERY IMPORTANT, no matter how many or how few shares you own. Please “CONSENT” to each of the Proposals by taking three steps:

•	SIGNING the enclosed GREEN consent card,
•	DATING the enclosed GREEN consent card, and
•	MAILING the enclosed GREEN consent card TODAY in the envelope provided (no postage is required if mailed in the United States).

If any of your shares are held in the name of a broker, bank, bank nominee, or other institution, only it can give consent for your shares and only upon receipt of your specific instructions. Depending upon your broker or custodian, you may be able to give consent either by toll-free telephone or by the Internet. You may also give consent by signing, dating and returning the enclosed GREEN consent card in the postage-paid envelope provided, and to ensure that your consent is given for your shares, you should also contact the person responsible for your account and give instructions for a GREEN consent card to be issued representing your shares.

After signing the enclosed GREEN consent card, DO NOT SIGN OR RETURN PGNX’S CONSENT REVOCATION CARD UNLESS YOU INTEND TO CHANGE YOUR CONSENT INSTRUCTIONS, because only your latest dated consent card will be counted.

If you have previously signed and returned a WHITE consent revocation card to PGNX, you have every right to change your consent instructions. Only your latest dated consent card will count. You may cancel any consent revocation card already sent to PGNX by signing, dating and mailing the enclosed GREEN consent card in the postage-paid envelope provided or by giving consent by telephone or Internet. Any consent revocation may be cancelled at any time prior to our delivery of written consents to the Company.

If you have any questions concerning this Consent Statement, would like to request additional copies of this Consent Statement or need help giving consent for your shares, please contact our consent solicitor:

If you have any questions regarding your GREEN consent card or need assistance in executing your proxy, please contact:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Stockholders may call toll-free: (888) 785-6673

Banks and brokers call: (212) 297-0720

E-mail: info@okapipartners.com

IV-2

GREEN CONSENT CARD

CONSENT OF STOCKHOLDERS OF PROGENICS PHARMACEUTICALS, INC. TO ACTION WITHOUT A MEETING:

THIS CONSENT IS SOLICITED BY VELAN CAPITAL, L.P. AND THE OTHER PARTICIPANTS NAMED IN ITS CONSENT SOLICITATION (COLLECTIVELY, “VELAN”)

THE BOARD OF DIRECTORS OF PROGENICS PHARMACEUTICALS, INC.

IS NOT SOLICITING THIS CONSENT

C O N S E N T

Unless otherwise indicated below, the undersigned, a stockholder of record of Progenics Pharmaceuticals, Inc. (the “Company”) on October 7, 2019 (the “Record Date”), hereby consents pursuant to Section 228(a) of the Delaware General Corporation Law with respect to all shares of the Company’s common stock, $0.0013 par value per share (the “Shares”) held by the undersigned to the taking of the following actions without a meeting of the stockholders of the Company:

IF NO BOX IS MARKED FOR A PROPOSAL, THE UNDERSIGNED WILL BE DEEMED TO CONSENT TO SUCH PROPOSAL, EXCEPT THAT THE UNDERSIGNED WILL NOT BE DEEMED TO CONSENT TO THE REMOVAL OF ANY CURRENT DIRECTOR OR TO THE ELECTION OF ANY NOMINEE WHOSE NAME IS WRITTEN IN THE SPACE PROVIDED. VELAN RECOMMENDS THAT YOU CONSENT TO PROPOSALS 1-5.

1.	Repeal any provision of the By-Laws of the Company (the “Bylaws”) in effect at the time this proposal becomes effective, including any amendments thereto, which were not included in the Bylaws that were in effect as of April 1, 2019 and were filed with the Securities and Exchange Commission on April 1, 2019.
☐	☐	☐
Consent	Against Consent	Abstain

2.	Remove without cause three members of the Company’s Board of Directors (the “Board”): Mark R. Baker, David A. Scheinberg and Nicole S. Williams and, in addition, any person (other than those elected by this Consent Solicitation) elected or appointed to the Board to fill any vacancy on the Board or any newly-created directorships on or after September 18, 2019 and prior to the time that any of the actions proposed to be taken by this Consent Solicitation become effective, including any director appointed or designated by the Board to fill any vacancy to be caused by the resignations of Peter Crowley and Michael Kishbauch, effective October 17, 2019.
☐	☐	☐
Consent	Against Consent	Abstain

IV-3

INSTRUCTION: TO CONSENT, VOTE AGAINST CONSENTING OR ABSTAIN FROM CONSENTING TO THE REMOVAL OF ALL THE PERSONS NAMED IN PROPOSAL 2, CHECK THE APPROPRIATE BOX ABOVE. IF YOU WISH TO CONSENT TO THE REMOVAL OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL 2, BUT NOT ALL OF THEM, OR IF YOU DO NOT WISH TO APPROVE THE REMOVAL OF ANY OTHER PERSON OR PERSONS NOMINATED, ELECTED OR APPOINTED TO THE BOARD ON OR AFTER September 18, 2019 BUT PRIOR TO THE EFFECTIVE DATE OF THE PROPOSALS, CHECK THE “CONSENT” BOX ABOVE AND WRITE (1) THE NAME OF EACH SUCH PERSON YOU DO NOT WISH REMOVED AND/OR (2) “DO NOT CONSENT TO REMOVAL OF FUTURE DIRECTORS,” IN THE SPACE PROVIDED BELOW.

3.	Amend Article IV, Section 4.04 of the Bylaws, as set forth on Schedule III to the Consent Statement, to provide that when one or more directors shall resign from the Board, effective at a future date, either stockholders or a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies.
☐	☐	☐
Consent	Against Consent	Abstain

4.	Amend Article IV, Section 4.01 of the Bylaws, as set forth on Schedule IV to the Consent Statement, to fix the size of the Board at seven members.
☐	☐	☐
Consent	Against Consent	Abstain

5.	Elect Velan’s five nominees: Gérard Ber, Eric J. Ende, Ann MacDougall, Heinz Mäusli and David W. Mims, to serve as directors of the Company until the Company’s 2020 annual meeting of stockholders and until their successors are duly elected and qualified (or, if any such nominee is unable or unwilling to serve as a director of the Company, any other person designated as a nominee by the remaining nominee or nominees).
☐	☐	☐
Consent	Against Consent	Abstain

INSTRUCTION: TO CONSENT, VOTE AGAINST CONSENTING OR ABSTAIN FROM CONSENTING TO THE ELECTION OF ALL THE PERSONS NAMED IN PROPOSAL 5, CHECK THE APPROPRIATE BOX ABOVE. IF YOU WISH TO CONSENT TO THE ELECTION OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL 5, BUT NOT ALL OF THEM, CHECK THE “CONSENT” BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU DO NOT WISH ELECTED IN THE SPACE PROVIDED BELOW.

IV-4

________________________________________________________________

Proposal 1, Proposal 2, Proposal 3 and Proposal 4 are not subject to, or conditioned upon, the effectiveness of the other Proposals. Proposal 5 is conditioned, in part, upon the effectiveness of Proposal 2.

IN THE ABSENCE OF DISSENT OR ABSTENTION BEING INDICATED ABOVE, THE UNDERSIGNED HEREBY CONSENTS TO EACH ACTION LISTED ABOVE.

IN ORDER FOR YOUR CONSENT TO BE VALID, IT MUST BE DATED.

Date:

Signature of Stockholder

Signature (if held jointly)

Name and Title of Representative (if applicable)

IMPORTANT NOTE TO STOCKHOLDERS:

Please sign exactly as name appears hereon. If the Shares are held by joint tenants or as community property, both should sign. When signing as executor, administrator, trustee, guardian, or other representative, please give full title. If a corporation, please sign in full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person.

THIS SOLICITATION IS BEING MADE BY VELAN AND NOT ON BEHALF OF THE COMPANY.

PLEASE SIGN, DATE AND MAIL YOUR CONSENT PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED.